Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of September 1, 2020,

among

WHITING PETROLEUM CORPORATION,

as Parent Guarantor,

WHITING OIL AND GAS CORPORATION,

as Borrower,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

The Lenders and Other Parties Party Hereto

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A.,

WELLS FARGO SECURITIES LLC

and

CAPITAL ONE, NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

i

Annexes, Exhibits and Schedules

Annex I	Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments as of the Effective Date
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit G-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit G-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit G-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit H	Form of Commitment Increase Certificate
Exhibit I	Form of Additional Lender Certificate
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Perfection Certificate
Exhibit L	Plan of Reorganization

Schedule 1.02(e)	Existing Letters of Credit
Schedule 1.02(e)(i)	Existing Secured Swap Agreements
Schedule 1.02(l)	LC Issuance Limit
Schedule 7.04(c)	Financial Condition; No Material Adverse Change
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries and Unrestricted Subsidiaries
Schedule 7.18	Gas Imbalances; Take or Pay; Other Prepayments
Schedule 7.19	Marketing Agreements
Schedule 7.20 Schedule 9.02	Swap Agreements Existing Indebtedness
Schedule 9.05	Existing Investments
Schedule 9.05(j)	Restructuring Transactions
Schedule 12.01	Notices

THIS CREDIT AGREEMENT dated as of September 1, 2020, is among WHITING OIL AND GAS CORPORATION, a Delaware corporation (the “Borrower”); WHITING PETROLEUM CORPORATION, a Delaware corporation (the “Parent Guarantor”); each of the Lenders from time to time party hereto; and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A.    Reference is made to that certain Seventh Amended and Restated Credit Agreement, dated as of April 12, 2018, among the Parent Guarantor, as parent guarantor, the Borrower, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented, restated or otherwise modified prior to the date hereof, the “Pre-Petition Credit Agreement”).

B.    On April 1, 2020 (the “Petition Date”), the Parent Guarantor, the Borrower and their respective Subsidiaries (collectively, the “Debtors”) filed voluntary petitions to commence pre-arranged cases (the “Chapter 11 Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

C.    On July 1, 2020, the Debtors filed the Joint Plan of Reorganization of Whiting Petroleum Corporation and Its Debtor Affiliates (the “Plan of Reorganization”) in the Chapter 11 Cases and the accompanying Disclosure Statement (as defined in the Plan of Reorganization). On July 18, 2020, the Debtors filed the Plan Supplement for the Plan of Reorganization.

D.    On August 14, 2020, the Bankruptcy Court entered the Confirmation Order confirming the Plan of Reorganization.

E.    The Borrower has requested that the Lenders provide certain revolving loans to and extensions of credit on behalf of the Borrower and that the Issuing Banks provide Letters of Credit.

F.    The Lenders have indicated their willingness to lend and to participate in Letters of Credit and the Issuing Banks have indicated their willingness to issue Letters of Credit, in each case subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, which grants the Administrative Agent “control” as defined in the UCC in effect in the applicable jurisdiction over any Deposit Account, Securities Account or Commodities Account maintained by any Credit Party, in each case, among the Administrative Agent, the applicable Credit Party and the applicable financial institution at which such Deposit Account, Securities Account or Commodities Account is maintained.

“Act” has the meaning assigned to such term in Section 12.15.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Additional Lender” has the meaning given to such term in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning given to such term in Section 2.06(c)(ii)(K).

“Additional Oil and Gas Assets” means (a) Oil and Gas Properties, (b) gathering systems and other improvements, infrastructure, equipment and fixtures used in connection with the exploration, exploitation, development, or operation of Oil and Gas Properties or the production, treatment, handling, gathering, transportation, processing, and disposition of hydrocarbons and associated products, (c) Investments in joint ventures that own any assets described in clauses (a) or (b) to the extent permitted by Section 9.05(h), and (d) Equity Interests acquired from third parties in Persons that own any assets described in clauses (a) or (b) and that are Guarantors or become Guarantors as provided in Section 8.14.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Loans” has the meaning assigned to such term in Section 5.06.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and, as the context requires, any syndication agents or documentation agents hereunder that may from time to time be designated by the Administrative Agent and the Borrower.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one (1) month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 3.03(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. If the Alternate Base Rate as determined pursuant to the foregoing would be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to such term in Section 12.06(c).

“Anti-Corruption Laws” means all state or federal laws, rules, and regulations applicable to the Parent Guarantor, the Borrower or any of its Affiliates from time to time concerning or relating to money-laundering, bribery or corruption, including the FCPA.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the rate per annum set forth in the Loan Limit Utilization Grid below based upon the Loan Limit Utilization Percentage then in effect:

Loan Limit Utilization Grid
Loan Limit Utilization Percentage	≤25%	>25 ≤50	% %	>50 ≤75	% %	>75 ≤90	% %	>90%
Eurodollar Loans	2.75%	3.00%		3.25%		3.50%		3.75%
ABR Loans	1.75%	2.00%		2.25%		2.50%		2.75%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if the Borrower fails to timely deliver a Reserve Report pursuant to Section 8.12(a), the “Applicable Margin” means the rate per annum set forth on the grid when the Loan Limit Utilization Percentage is at its highest level (it being understood and agreed that upon delivery of the Reserve Report, such Applicable Margin shall be automatically adjusted to the rate per annum corresponding to the appropriate Loan Limit Utilization Percentage level based on such Reserve Report).

“Applicable Percentage” means, with respect to any Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Applicable Percentage shall be the percentage obtained by dividing (i) such Lender’s Revolving Credit Exposure at such time by (ii) the aggregate Revolving Credit Exposures of all Lenders at such time.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, (b) any counterparty to an Existing Secured Swap Agreement and (c) any other Person if such Person or its credit support provider has a long term senior unsecured debt rating of BBB+ (or its equivalent) or higher by S&P and Baa1 (or its equivalent) or higher by Moody’s at the time such Person entered into the applicable Swap Agreement.

“Approved Electronic Platform” has the meaning assigned to such term in Section 11.03.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) Cawley, Gillespie & Associates, Inc. or (d) any other independent petroleum engineers selected by Borrower and reasonably acceptable to the Administrative Agent.

“Arrangers” means, collectively, JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Securities LLC and Capital One, National Association in their capacities as joint lead arrangers and joint bookrunners hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability” means, as of any date, an amount equal to the difference between (a) the Loan Limit and (b) the total Revolving Credit Exposures of all Lenders.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Price Deck” means the Administrative Agent’s most recent internal price deck on a forward curve basis for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Bankruptcy Code” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee,

administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a)    a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 3.03 and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an ‘affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be redetermined or adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions. As of the Effective Date, the Borrowing Base shall be $750,000,000.

“Borrowing Base Adjustment Provisions” means, collectively, Section 2.07(e), Section 2.07(f), Section 2.07(g), Section 2.07(h) and any other provision which adjusts (as opposed to redetermines) the amount of the Borrowing Base, as applicable.

“Borrowing Base Deficiency” occurs if at any time aggregate Revolving Credit Exposures exceed the Borrowing Base. The amount of any Borrowing Base Deficiency at the time in question is the amount (if any) by which the aggregate Revolving Credit Exposures exceed the Borrowing Base then in effect.

“Borrowing Base Property” means, at any time, any Oil and Gas Property of the Borrower and the Guarantors to which Proved Reserves were attributed in the Reserve Report most recently delivered to the Administrative Agent pursuant to Section 8.12.

“Borrowing Base Value” means, with respect to any Oil and Gas Property or any Swap Agreement in respect of commodities, the value attributed thereto by the Administrative Agent for the purpose of determining the Borrowing Base.

“Borrowing Request” means a request by the Borrower, substantially in the form of Exhibit B or any other form approved by the Administrative Agent, for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP as in effect prior to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”, recorded as finance or capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. Notwithstanding the foregoing, any lease that would not have been recorded as a Capital Lease if it had been entered into prior to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall not be a Capital Lease whether or not so designated in accordance with GAAP as in effect at the time of the execution of such lease.

“Cash Collateral” has the meaning assigned such term in Section 2.08(j)(ii).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent (as a first priority, perfected security interest), for the benefit of the Issuing Bank and the Lenders, cash or Cash Equivalents, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent. “Cash Collateralized”, “Cash Collateralizing” and “Cash Collateralization” have correlative meanings.

“Cash Equivalents” means:

(a)    direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one (1) year from the date of acquisition thereof.

(b)    commercial paper maturing within one (1) year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s.

(c)    demand deposits, and time deposits maturing within one (1) year from the date of creation thereof, with, or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of at least A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; and

(d)    shares of any SEC registered 2a-7 money market fund that has net assets of at least $500,000,000 and the highest rating obtainable from either Moody’s or S&P.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Parent Guarantor or any of its Restricted Subsidiaries.

“CFTC Hedging Obligation” means any Obligation in respect of any agreement, contract, confirmation or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Change in Control” means:

(a)    any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Permitted Investors, shall at any time have acquired direct or indirect beneficial ownership of voting power of the outstanding Equity Interests of the Parent Guarantor having more than the greater of (i) 50% of the ordinary voting power for the election of directors of the Parent Guarantor and (ii) the percentage of the ordinary voting power for the election of directors of the Parent Guarantor owned in the aggregate, directly or indirectly, beneficially, by the Permitted Investors;

(b)    occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Guarantor by Persons who were not (i) directors of the Parent Guarantor on the Effective Date, (ii) nominated or appointed by the board of directors of the Parent Guarantor or (iii) approved by the board of directors of the Parent Guarantor as director candidates prior to their election;

(c)    a “Change in Control” (as defined in the documentation for any Material Indebtedness) (or any other defined term describing a similar event or having a similar purpose or meaning) shall have occurred and as a result thereof the maturity of such Material Indebtedness is accelerated, the obligor on such Material Indebtedness is obligated to offer to Redeem such Material Indebtedness, or the obligee on such Material Indebtedness shall otherwise have the right to require the obligor thereon to Redeem such Material Indebtedness; or

(d)    the Parent Guarantor shall at any time cease to directly own 100% of the outstanding Equity Interests in the Borrower.

As used in this definition, “beneficial ownership” (which may be direct or indirect) has the meaning provided in Rules 13(d)-3 and 13(d)-5 under the Exchange Act.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” has the meaning provided for such term or such similar term in each of the Security Instruments; provided that with respect to real property that is subject to mortgages, “Collateral” shall also mean “Mortgaged Properties”.

“Collateral Account” has the meaning assigned such term in Section 2.08(j)(ii).

“Commitment” means, (a) with respect to each Lender that is a Lender on the Effective Date, the amount set forth opposite such Lender’s name on Annex I as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Effective Date, the amount specified as such Lender’s “Commitment” in the Assignment and Assumption pursuant to which such Lender assumed a portion of the Total Commitment, in each case, as the same may be changed from time to time pursuant to the terms of this Agreement.

“Commitment Fee Rate” means, for any day, a rate equal to 0.50% per annum.

“Commitment Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(J).

“Commodities Account” shall have the meaning set forth in Article 9 of the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder, and the application or official interpretation of any thereof.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Guarantor, including Company Materials, pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Agreement, including through an Approved Electronic Platform.

“Company Materials” has the meaning assigned such term in Section 8.01.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that if, and to the extent that, the Administrative Agent determines in its reasonable discretion that Compounded SOFR cannot be determined in such manner, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines are substantially consistent with at least five (5) currently outstanding dollar-denominated syndicated credit facilities at such time (as a result of amendment or as originally executed) that are publicly available for review.

“Confirmation Order” means the order of the Bankruptcy Court dated August 14, 2020, Docket No. 733, confirming the Plan of Reorganization, which order inter alia authorized and approved the Debtors’ entry into and performance under this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” means, as of any date of determination, the positive difference, if any, between (a) the aggregate amount of cash and Cash Equivalents, in each case, held or owned by (either directly or indirectly), credited to the account of or that would otherwise be required to be reflected as an asset on the balance sheet of, the Parent Guarantor and its Restricted Subsidiaries as of such date and (b) all Excluded Cash of the Parent Guarantor and its Restricted Subsidiaries as of such date.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Parent Guarantor and its Consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus (without duplication) to the extent not already included in such total consolidated interest expense:

(a)    imputed interest on Indebtedness attributable to Capital Leases and sale and leaseback transactions of the Parent Guarantor or any of its Consolidated Restricted Subsidiaries for such period;

(b)    commissions, discounts and other fees and charges owed by the Parent Guarantor or any of its Consolidated Restricted Subsidiaries with respect to letters of credit securing financial obligations and bankers’ acceptances for such period;

(c)    amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Parent Guarantor or any of its Consolidated Restricted Subsidiaries for such period;

(d)    the interest portion of any deferred payment obligations of the Parent Guarantor or any of its Consolidated Restricted Subsidiaries for such period; and

(e)    all cash interest paid in connection with Indebtedness permitted hereunder to the extent that such payments are not accounted for as interest expense pursuant to ASC 470-60 or another applicable codification.

“Consolidated Net Debt” means, at any date, the positive remainder (if any) of (a) Consolidated Total Debt minus (b) unrestricted cash and Cash Equivalents of the Parent Guarantor and its Consolidated Restricted Subsidiaries that would appear on a consolidated balance sheet on such date in an aggregate amount not to exceed the Excess Cash Threshold; provided that cash and Cash Equivalents that would appear as “restricted” on a consolidated balance sheet solely because such cash or Cash Equivalents are subject to an Account Control Agreement in favor of the Administrative Agent shall be deemed to be unrestricted and unencumbered for purposes hereof.

“Consolidated Net Income” means with respect to the Parent Guarantor and its Consolidated Restricted Subsidiaries, for any period, the net income (loss) of the Parent Guarantor and its Consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following (without duplication): (a) the net income of any Person (including any Unrestricted Subsidiary) in which the Parent Guarantor or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Parent Guarantor and its Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Parent Guarantor or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) and extraordinary gains or losses during such period; (e) any non-cash gains or losses or positive or negative adjustments under ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives; (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns, and (g) any non-cash compensation charge arising from any grant or vesting of stock, stock options or other equity-based awards.

“Consolidated Net Leverage Ratio” means, as of any date of calculation, the ratio of (a) Consolidated Net Debt as of such date to (b) EBITDAX for the Rolling Period ending on such date.

“Consolidated Restricted Subsidiaries” means each Restricted Subsidiary (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent Guarantor in accordance with GAAP.

“Consolidated Total Debt” means, at any date, the principal amount of all Indebtedness (without duplication) of the Parent Guarantor and its Consolidated Restricted Subsidiaries (a) described in clauses (a), (b), (c) or (d) of the definition herein of “Indebtedness”, other than Indebtedness with respect to letters of credit to the extent such letters of credit have not been drawn, (b) described in clause (f) of the definition herein of “Indebtedness” to the extent such Liens secure Indebtedness of others of the type described in clauses (a), (b), (c) or (d) of the definition herein of “Indebtedness” and (c) described in clause (g) of the definition herein of “Indebtedness” to the extent such Indebtedness is comprised of guaranty obligations in respect of Indebtedness of others of the type described in clauses (a), (b), (c) or (d) of the definition herein of “Indebtedness.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the then-current benchmark rate.

“Covered Entity” means any of the following:

(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 12.18.

“Credit Parties” means, collectively, the Borrower and the Guarantors and each, individually, a “Credit Party”.

“Current Assets” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries at such date, plus the Availability as of such date, but excluding all non-cash assets under Accounting Standards Codification Topic No. 815.

“Current Liabilities” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries on such date, but excluding (a) all non-cash obligations under Accounting Standards Codification Topic No. 815, (b) the current portion of the then outstanding aggregate principal amount of the Loans under this Agreement, (c) without duplication of amounts described in clause (b), the current portion of any long-term Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries and (d) any ad valorem tax liabilities owed by the Parent Guarantor or any of its Restricted Subsidiaries.

“Current Ratio” means, for any date of determination, the ratio of (a) Current Assets as of such date to (b) Current Liabilities as of such date.

“Debtors” has the meaning assigned to such term in the recitals hereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Deficiency Date” has the meaning assigned to such term in Section 3.04(c)(ii).

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the Maturity Date.

“Disregarded Entity” means an entity that, pursuant to Treas. Reg. § 301.7701-2(c)(2), is disregarded for U.S. federal income Tax purposes as an entity separate from its owner.

“Distributable Free Cash Flow” means, as of any time of determination, an amount equal to (a) Free Cash Flow as of the last day of the most recently ended Rolling Period for which financial statements have been delivered pursuant to Section 8.01(a) or (b), as applicable (the “Specified Rolling Period”) minus (b) the aggregate amount of the Free Cash Flow Utilizations that have occurred during the period beginning on the first day of the applicable Specified Rolling Period and ending at the time of determination. For the avoidance of doubt, any amount deducted in calculating Distributable Free Cash Flow as of any time of determination shall be without duplication of amounts deducted in calculating Free Cash Flow for purposes of such calculation of Distributable Free Cash Flow.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“Domestic Wholly-Owned Subsidiary” means each Wholly-Owned Subsidiary that is a Domestic Subsidiary.

“E&P Subsidiary” has the meaning assigned to such term in Section 9.10.

“Early Opt-in Election” means, with respect to the LIBO Rate, the occurrence of:

(a)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.03 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b)    (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election with respect to such rate has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EBITDAX” means, for any period, Consolidated Net Income for such period plus the following expenses or charges to the extent deducted in calculating such Consolidated Net Income: (a) the sum of (i) Consolidated Interest Expense, (ii) Taxes imposed on or measured by income (however denominated) and franchise Taxes paid or accrued, (iii) depreciation, (iv) depletion, (v) amortization, (vi) exploration and abandonment expenses, (vii) transaction costs, expenses and charges with respect to the acquisition or disposition of Oil and Gas Properties, not to exceed $25,000,000 in any fiscal year, (viii) losses from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business) and other extraordinary, unusual or non-recurring losses, (ix) all other noncash charges, (x) costs, expenses, accruals, reserves and charges with respect to senior management changes and office closure, consolidation and relocation, including but not limited to, severance payments, recruiting, signing and retention costs and redundancy costs and (xi) any fees, expenses and other transaction costs (whether or not such transactions were consummated) which are incurred through March 31, 2021 in connection with fresh start accounting, the Chapter 11 Cases, the Transactions, the Plan of Reorganization, the transactions contemplated thereby and any other reorganization items and restructuring costs, minus (b) (i) gains from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business) and other extraordinary or non-recurring gains and (ii) all noncash income added to Consolidated Net Income (including cancellation of indebtedness income to the extent included in Consolidated Net Income), excluding any noncash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating EBITDAX in accordance with this definition).

For the purposes of calculating EBITDAX for any Rolling Period (other than, for the avoidance of doubt, for purposes of calculating EBITDAX in respect of Free Cash Flow), if at any time during such Rolling Period the Parent Guarantor or any Consolidated Restricted Subsidiary shall have made any Material Disposition or Material Acquisition, Consolidated Net Income and EBITDAX for such period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such Rolling Period; provided that the calculations of such pro forma adjustments are acceptable to the Administrative Agent in its reasonable discretion.

For purposes of calculating EBITDAX for the fiscal quarters of the Borrower ending December 31, 2020, March 31, 2021 and June 30, 2021, (a) EBITDAX for the Rolling Period ending December 31, 2020 shall be an amount equal EBITDAX for the fiscal quarter ending on such date multiplied by 4, (b) EBITDAX for the Rolling Period ending March 31, 2021 shall be an amount equal to EBITDAX for the two fiscal quarter period ending on such date multiplied by 2 and, (c) EBITDAX for the Rolling Period ending June 30, 2021 shall be an amount equal to EBITDAX for the three-fiscal-quarter period ending on such date multiplied by 4/3. For the avoidance of doubt, each fiscal quarter thereafter, EBITDAX shall be equal to EBITDAX for any Rolling Period then ending.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Effective Date EBITDAX” means an amount equal to the Parent Guarantor’s twelve-month projected EBITDAX set forth in the projections most recently delivered by the Parent Guarantor to the Administrative Agent prior to the Effective Date, it being understood and agreed that such projections (a) shall be substantially consistent with the projections set forth in the Disclosure Statement, (b) shall be updated solely to reflect then-current strip prices at the time such projections are delivered and (c) shall otherwise be in form and substance reasonably acceptable to the Administrative Agent.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to public health (regarding human exposure to Hazardous Materials), protection of the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Parent Guarantor or any Restricted Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Parent Guarantor or any Restricted Subsidiary is located, including the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended (regarding Hazardous Materials), the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other analogous environmental conservation or protection state and local Governmental Requirements.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that together with Parent Guarantor, the Borrower or a Subsidiary is a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b) or (c) of section 414 of the Code (or subsections (m) or (o) of section 414 of the Code with respect to a Plan that is subject to the minimum funding requirements of section 412 of the Code).

“ERISA Event” means (a) a reportable event, as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under applicable regulations or otherwise); (b) a withdrawal by Parent Guarantor, the Borrower, a Subsidiary or an ERISA Affiliate from a Plan subject to section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under section 4062(e) of ERISA; (c) a complete withdrawal, within the meaning of section 4203 of ERISA, or a or partial withdrawal, within the meaning of section 4205 of ERISA, by Parent Guarantor, a Subsidiary or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Plan or Multiemployer Plan amendment as termination under section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan; or (e) an event or condition which constitutes grounds under section 4042 of ERISA for termination of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent for more than 90 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent for more than ninety (90) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlords’, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that are not more than ninety (90) days delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the Oil and Gas Business and are for claims which are not delinquent for more than ninety (90) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of any material Property covered by such Lien for the purposes for which such Property is held by the Borrower or any other Credit Party or materially impair the value of any material Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a creditor depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, zoning and land use requirements and other title defects in any Property of the Borrower or any other Credit Party for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and Liens related to surface leases, subleases, licenses, sublicenses and surface operations, that in each case do not secure Indebtedness and that in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any other Credit Party or materially impair the value of such Property subject thereto; (g) Liens to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of government benefits or insurance and other obligations of a like nature incurred in the ordinary course of business; (h) Liens, titles and interests of lessors (including sub-lessors) of property leased by such lessors to the Borrower or any other Credit Party, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Borrower’s or such other Credit Party’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which the Borrower’s or such other Credit Party’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Indebtedness of the Borrower or any other Credit Party and do not encumber Property of the Borrower or any other Credit Party other than the Property that is the subject of such leases and items located thereon; (i) Liens, titles and interests of licensors of software and other intangible property licensed by such licensors to the Borrower or any other Credit Party, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Borrower’s or such other Credit Party’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such property and to which the Borrower’s or such other Credit Party’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Indebtedness of the Borrower or any other Credit Party and do not encumber Property of the Borrower or any other Credit Party other than the Property that is the subject of such licenses; (j) judgment and attachment Liens not giving rise to an Event of Default; and (k) Liens of issuers of commercial letters of credit or similar undertakings on the goods that are the subject of such letters of credit or undertakings. Provisions in the Loan Documents allowing Excepted Liens or other Permitted Liens on any item of Property shall be construed to allow such Excepted Liens and other Permitted Liens also to cover any improvements, fixtures or accessions to such Property and the proceeds of and insurance on such Property, improvements, fixtures or accessions. No intention to subordinate any Lien granted in favor of the Administrative Agent and the other Secured Parties is to be hereby implied or expressed by the permitted existence of any Excepted Liens. The term “Excepted Liens” shall not include any Lien securing Indebtedness for borrowed money.

“Excess Cash Test Date” means each Wednesday; provided that if such day is not a Business Day, then “Excess Cash Test Date” means the immediately succeeding Business Day.

“Excess Cash Threshold” means $75,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” means (a) any Deposit Account, Commodity Account or Securities Account so long as the average daily maximum balance in each such account, individually, does not exceed $2,000,000 over any 30-day period and the aggregate daily maximum balance of all such Deposit Accounts, Commodity Accounts and Securities Accounts does not at any time exceed $5,000,000, (b) any Deposit Account that is a zero balance account or a deposit account for which the balance of such Deposit Account is transferred at the end of each date to a deposit account that is not an Excluded Account, (c) any other Deposit Accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Credit Parties, (d) fiduciary accounts, (e) trust and suspense accounts of the Borrower and any other Credit Party used for payments of royalty obligations, working interest and similar obligations, (f) accounts constituting cash collateral accounts permitted under Section 9.03 and (g) the Professional Fee Escrow Account (as defined in the Plan of Reorganization).

“Excluded Cash” means, as of any date of determination, (a) any amounts in an Excluded Account other than any Excluded Account described in clause (a) or (f) of the definition thereof, (b) any amounts held in cash collateral accounts permitted under Section 9.03 in respect of obligations owing by any Credit Party to a third party in an aggregate amount not to exceed $1.0 million, (c) any cash collateral required to cash collateralize any Letter of Credit in accordance with Section 2.08(j), (d) any cash or Cash Equivalents of the Parent Guarantor or its Restricted Subsidiaries constituting purchase price deposits held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (e) without duplication of amounts described in the foregoing clause (d), any cash proceeds of a Borrowing to be used by the Parent Guarantor or its Restricted Subsidiaries within two (2) Business Days after receipt thereof to pay the purchase price for property to be acquired by such Person or other Investments permitted under Section 9.05, in each case, pursuant to a binding and enforceable purchase and sale agreement with a third party and (f) any cash or Cash Equivalents for which the Parent Guarantor or any Restricted Subsidiary has, in the ordinary course of business, issued checks or initiated wires or ACH transfers (or, in the case of cash or Cash Equivalents that will be used to pay royalty obligations, working interest obligations, suspense payments, severance taxes, payroll or other taxes, lease rental payments and other customary general and administrative expenses, will issue checks or initiate wires or ACH transfers within five (5) Business Days in respect of amounts due and owing) in order to utilize such cash or Cash Equivalents.

“Excluded Subsidiary” means (a) Whiting Programs, Inc., a Delaware corporation, (b) any Restricted Subsidiary that is not a Wholly-Owned Material Subsidiary, (c) any Unrestricted Subsidiary, (d) each Subsidiary that is prohibited by (i) any applicable contractual obligation existing on the Effective Date (other than customary non-assignment provisions that are ineffective under the UCC or other applicable law or any term, covenant, condition or provision that could be waived by the Parent Guarantor or its Affiliates and only to the extent such contractual obligation was not entered into in contemplation of such Subsidiary becoming a Subsidiary or a Restricted Subsidiary) or (ii) such Subsidiary’s organizational documents or any applicable law, rule or regulation, in each case, from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or such guarantee or grant of Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary would require a consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has been received and only for so long as such restriction is outstanding) and (e) any other Subsidiary with respect to which, (i) in the reasonable judgment of the Administrative Agent, the cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (ii) providing such a guarantee could reasonably be expected to result in material and adverse tax consequences as reasonably determined by the Parent Guarantor in good faith.

“Excluded Swap Obligation” means, with respect to the Borrower and the Guarantors individually determined, any CFTC Hedging Obligation if, and solely to the extent that, all or a portion of the guarantee of the Borrower or such Guarantor of, or the grant by the Borrower or such Guarantor of a security interest to secure, such CFTC Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” (as defined in the Commodity Exchange Act) with respect to such CFTC Hedging Obligation at any time such guarantee or grant of a security interest becomes effective with respect to such CFTC Hedging Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a)    Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b)    in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment to such Lender that was requested by the Borrower under Section 5.05) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,

(c)    Taxes attributable to such Recipient’s failure or inability to comply with Section 5.03(g), and

(d)    any withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means each letter of credit set forth on Schedule 1.02(e) that was issued under the Pre-Petition Credit Agreement prior to the Effective Date by a Person that shall be an Issuing Bank with respect to such letter of credit. On the Effective Date, each Existing Letter of Credit shall be deemed issued and outstanding as a Letter of Credit under this Agreement.

“Existing Secured Swap Agreements” means the Swap Agreements described on Schedule 1.02(e)(i), which shall be secured with the Obligations pursuant to this Agreement and the other Loan Documents.

“Existing Treasury Management Agreements” means Treasury Management Agreements between the Borrower or any other Credit Party, on the one hand, and any Lender or an Affiliate of a Lender, on the other hand, existing on the date hereof, which shall be secured with the Obligations pursuant to this Agreement and the other Loan Documents.

“Extended Hedge Deadline” has the meaning assigned to such term in Section 8.20.

“Facility Amount” means $1,500,000,000.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means, collectively, (a) the Fee Letter, dated as of July 18, 2020, among the Parent Guarantor, the Borrower and JPMorgan Chase Bank, N.A. and (b) any other fee letters entered into between Administrative Agent (or its Affiliates) and the Borrower.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, or controller of such Person or any other natural person principally responsible for the financial matters of such Person. Unless otherwise specified, all references herein to a Financial Officer mean a Financial Officer of the Parent Guarantor.

“Financial Performance Covenants” means the financial covenants set forth in Sections 9.01(a) and (b).

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Free Cash Flow” means, as of the last day of any Specified Rolling Period, the amount equal to (a) EBITDAX of the Parent Guarantor for such Specified Rolling Period minus (b) the sum, in each case without duplication, of the following amounts paid during such Specified Rolling Period: (i) voluntary and scheduled cash prepayments and repayments of Indebtedness (other than the Loans) which cannot be reborrowed pursuant to the terms of such Indebtedness (other than any Redemptions of Junior Indebtedness and other transactions contemplated by Section 9.04(b)(iii)), (ii) capital expenditures paid in cash, (iii) working capital expenses paid in cash, (iv) cash payments described in the definition of “Consolidated Interest Expense”, (v) taxes paid in cash, (vi) exploration and development expenses or costs paid in cash, (vii)(A) Investments made in cash (other than to any Credit Party or Restricted Subsidiary thereof) during such period (other than those made in reliance on Section 9.05(i)) and (B) Restricted Payments made in cash (other than to any Credit Party or Restricted Subsidiary thereof) during such period (other than those made in reliance on Section 9.04(a)(v)) and (viii) to the extent not included in the foregoing and added back in the calculation of EBITDAX, any other cash charge (other than those described in clause (a)(xi) of the definition of “EBITDAX”) that reduces the earnings of the Parent Guarantor and its Restricted Subsidiaries, plus (c) the sum, in each case without duplication, of any non-cash amounts that were deducted from or otherwise served to decrease EBITDAX for such Specified Rolling Period, minus (d) the sum, in each case without duplication, of any non-cash amounts described in clauses (a)(viii) and (ix) of the definition of “EBITDAX” that were added to or otherwise served to increase EBITDAX for such Specified Rolling Period.

“Free Cash Flow Utilizations” means, for any period, the aggregate amount of each of the following transactions during such period: (a) Restricted Payments made under Section 9.04(a)(v), (b) Redemptions of Junior Indebtedness made under Section 9.04(b)(iii) and (c) Investments made under Section 9.05(i).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantors” means the Parent Guarantor and each Restricted Subsidiary that guarantees the Obligations pursuant to Section 8.14.

“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement, dated as of the Effective Date, among the Administrative Agent, the Borrower and the Guarantors, in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (a) the Guarantors guaranty, on a joint and several basis, payment of the Obligations and (b) the Borrower and the Guarantors grant security interests on the Borrower’s and the Guarantors’ personal property constituting “Collateral” as defined therein in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations, as the same may be amended, modified, supplemented or restated from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law due to its hazardous or toxic characteristics including: any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hedge Availability Shortfall Event” has the meaning assigned to such term in Section 8.20.

“Hedging Principles” means that, for purposes of determining compliance by the Parent Guarantor and its Restricted Subsidiaries with Section 8.20, (a) all Swap Agreements that constitute any portion of the Required Hedges (including swaps, collars and puts) shall be entered into at prices no less than the lesser of (i) the prices set forth in the Bank Price Deck most recently delivered by the Administrative Agent to the Borrower and (ii) 10.0% below the-then current Strip Price measured at the time of entry into such Swap Agreements and (b) no “three-way” Swap Agreement shall constitute any portion of the Required Hedges, or otherwise receive credit toward the satisfaction of the requirements set forth in Section 8.20.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“IBA” has the meaning assigned to such term in Section 1.06.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Indebtedness” means, for any Person:

(a)     obligations of such Person for borrowed money or evidenced by bankers’ acceptances, debentures, notes, bonds or other similar instruments;

(b)     obligations of such Person (whether contingent or otherwise) in respect of letters of credit for which such Person is the applicant;

(c)     obligations of such Person with respect to Disqualified Capital Stock;

(d)     obligations of such Person under Capital Leases or Synthetic Leases;

(e)     obligations of such Person to pay the deferred purchase price of Property;

(f)     Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a

Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that in the case of Indebtedness of the type described in this clause (f), the amount of such Indebtedness shall be deemed to be the lesser of (i) such Person’s liability for such Indebtedness and (ii) the book value of such property;

(g)     Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made, including by means of obligations to pay for goods or services even if such goods or services are not actually taken, received or utilized) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss;

(h)     Indebtedness (as defined in the other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement, but only to the extent of such liability; and

(i)     obligations owing by a Person or any other Person guaranteeing such Person’s Indebtedness under one or more Swap Agreements with the same counterparty;

provided, however, that “Indebtedness” does not include (i) obligations with respect to surety, performance or appeal bonds and similar instruments or (ii) trade accounts and other similar accounts that are payable no later than ninety (90) days after invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Initial Redetermination Date” means April 1, 2021.

“Industry Competitor” means any Person (other than Borrower, any Guarantor or any of their Affiliates or Subsidiaries) that, directly or indirectly, is actively engaged as one of its principal businesses in lease acquisitions, exploration and production operations or development of oil and gas properties (including the drilling and completion of producing wells) in the same geographical basins as the Borrower and the Guarantors; provided that any Person that would be an Industry Competitor hereunder shall not constitute an Industry Competitor if such Person is a bank, financial institution, bona fide debt fund or investment vehicle that is engaged in, or that advises funds or other investment vehicles that are engaged in, as one of its principal businesses, making, purchasing, holding, or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course of business.

“Information” has the meaning assigned to such term in Section 12.11.

“Initial Reserve Report” means an internally prepared report with respect to the Oil and Gas Properties of the Credit Parties to which Proved Reserves are attributed prepared by, or under the supervision of, the chief engineer of the Borrower with an “as of” date of May 30, 2020.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means with respect to any ABR Loan, the last day of each March, June, September and December and with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may have a term which would extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate (for the longest period for which the LIBO Screen Rate is) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time, provided, that, if any Interpolated Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.

“Investment” means, for any Person:

(a)     the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale);

(b)     the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness of or equity participation or equity interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business;

(c)     the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit both before and after such purchase or acquisition; or

(d)     the guarantee of, or other contingent or surety obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person;

provided that accounts receivable acquired in the ordinary course of business do not constitute Investments.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A., (b) any issuer of an Existing Letter of Credit and (c) each Lender that is reasonably acceptable to the Administrative Agent and the Borrower and that agrees to act as an issuer of Letters of Credit hereunder, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event there is more than one Issuing Bank hereunder at any time, references herein and in the other Loan Documents to the “Issuing Bank” shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit, or to all Issuing Banks, as the context requires.

“Junior Indebtedness” has the meaning assigned to such term in Section 9.04(b).

“LC Commitment” means, at any time, $50,000,000, as the same may be modified from time to time in accordance with the terms of this Agreement.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the aggregate Undrawn Amount of all outstanding Letters of Credit at such time plus the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure of all Lenders at such time.

“LC Issuance Limit” means, with respect to each Issuing Bank, the amount set forth on Schedule 1.02(l) opposite such Issuing Bank’s name.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Treasury Management Agreement” means a Treasury Management Agreement between the Borrower or any other Credit Party, on the one hand, and any counterparty that is a Treasury Management Lender, on the other hand.

“Lenders” means the Persons listed on Annex I, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c), other than, in each case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means (a) any standby letter of credit issued pursuant to this Agreement and (b) each Existing Letter of Credit.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with an Issuing Bank relating to a Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, provided, that, if the LIBO Screen Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement).

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower or any other Credit Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation, unwind, cancellation or early termination of all or any part of such Swap Agreement; provided that for purposes of this definition, a Swap Agreement shall not be deemed to have been Liquidated if, (a) such Swap Agreement is novated to an Approved Counterparty, with the Borrower or another Credit Party being the “remaining party” for purposes of such novation, or (b) upon its sale, assignment, novation, unwind or early termination, it is replaced, in a substantially contemporaneous transaction, with one or more Swap Agreements with prices, tenors and volumes not less favorable to the Credit Parties than those of such replaced Swap Agreements and without cash payments to the Borrower or any other Credit Party in connection therewith. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Loan Documents” means this Agreement, the Notes, the Fee Letters, the Letter of Credit Agreements and the Security Instruments.

“Loan Limit” means the least of (a) the Facility Amount, (b) the then-effective Total Commitment and (c) the Borrowing Base at such time as determined in accordance with Section 2.07, as may be adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions.

“Loan Limit Utilization Percentage” means, as of any day, the fraction (expressed as a percentage), (a) the numerator of which is the aggregate Revolving Credit Exposures on such day and (b) the denominator of which is the Loan Limit in effect on such day.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“MAE Event” has the meaning set forth in Section 6.01(x).

“Majority Lenders” means, (a) at any time while no Loans or LC Exposure are outstanding, Non-Defaulting Lenders having or holding more than fifty percent (50%) of the Total Commitments of all Non-Defaulting Lenders, and (b) at any time while any Loan or LC Exposure is outstanding, Non-Defaulting Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (in each case without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property (including by way of merger or consolidation) that involves the payment of consideration by the Parent Guarantor or its Consolidated Restricted Subsidiaries in excess of the Threshold Amount.

“Material Adverse Effect” means (a) after giving effect to the filing of the Chapter 11 Cases, the entry of the Confirmation Order and the confirmation and consummation of the Plan of Reorganization and (b) excluding any matters publicly disclosed prior to the filing of the Chapter 11 Cases, any matters disclosed in any first day pleadings or declarations in connection with the Chapter 11 Cases and the events and conditions related and/or leading up to the Chapter 11 Cases and the effects thereof, any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact, or the worsening of any of the foregoing (each, an “Event”), that, individually or together with all other Events, has had or would reasonably be expected to have, a material adverse effect on the (i) business, operations, Property or condition (financial or otherwise) of the Credit Parties taken as a whole, (ii) ability of the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents, or (iii) rights and remedies of the Administrative Agent, the Issuing Bank or any Lender under the Loan Documents.

“Material Disposition” means any disposition of Property or series of related dispositions of Properties that yields gross proceeds to the Parent Guarantor or any of its Consolidated Restricted Subsidiaries in excess of the Threshold Amount.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent Guarantor and its Restricted Subsidiaries in an aggregate outstanding principal amount in excess of $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Guarantor or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement (giving effect to any netting agreements) that the Parent Guarantor or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary (a) that owns any Borrowing Base Properties, (b) incurs or guarantees any Material Indebtedness or (c) whose revenues, when taken together with its Subsidiaries, as of the last day of the most recent fiscal quarter for which financial statements are required to have been delivered pursuant to Section 8.01(a) or Section 8.01(b), were equal to or greater than 2.5% of the consolidated revenues of the Parent Guarantor and the Consolidated Restricted Subsidiaries as of such date, determined in accordance with GAAP; provided that, if as of the last day of the most recent fiscal quarter for which financial statements are required to have been delivered pursuant to Section 8.01(a) or Section 8.01(b), the aggregate revenues attributable to all Restricted Subsidiaries that are not Material Subsidiaries exceed 5.0% of the consolidated revenues of the Parent Guarantor and the Consolidated Restricted Subsidiaries as of such date, then the Parent Guarantor shall designate in the compliance certificate required to be delivered pursuant to Section 8.01(c) for such fiscal quarter or fiscal year, as applicable, one or more Restricted Subsidiaries that are not Material Subsidiaries as Material Subsidiaries as may be necessary to eliminate such excess, and upon the delivery of such compliance certificate to the Administrative Agent, such designated Restricted Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Maturity Date” means April 1, 2024.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means, at any time, any real or immovable Property owned by the Borrower or any Guarantor which is subject to the Liens existing at such time under the terms of the Security Instruments.

“Multiemployer Plan” means any employee pension plan as defined in Section 3(2) of ERISA covered by Title IV of ERISA that is a multiemployer plan as defined in section 4001 (a)(3) of ERISA, to which (a) the Parent Guarantor or a Subsidiary or an ERISA Affiliate makes, or is obligated to make, contributions or during the preceding five plan years has made, or been obligated to make, contributions or (b) any of Parent Guarantor or a Subsidiary has or would reasonably expect to have any liability, including on account of an ERISA Affiliate.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A or such other form approved by the Administrative Agent, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means any and all amounts owing or to be owing (including all interest on any of the Loans, any interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor (or which could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by the Borrower or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Banks or any Lender under any Loan Document, (b) to any Secured Swap Party or (c) to any Treasury Management Lender under any Lender Treasury Management Agreement, including in each case all renewals, extensions and/or rearrangements of any of the above; provided that solely with respect to any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, Excluded Swap Obligations of such Guarantor shall in any event be excluded from “Obligations” owing by such Guarantor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Business” means the business of acquiring, exploring, drilling, exploiting, developing, producing, operating, treating, storing, gathering, processing, and selling oil and gas and the products thereof, together with activities (including physical and financial hedging and swapping) that are ancillary thereto.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, communitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other agreements which relate to any Hydrocarbon Interests or any interests therein or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of any Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to any Hydrocarbon Interests, including all compressor sites, settling ponds and equipment or pipe yards; and (g) all Properties, rights, titles, interests and estates described or referred to above whether now owned or hereinafter acquired, including any and all Property, real or personal, immoveable or moveable, situated upon, used, held for use or useful in connection with the operating, working or development of any Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all wellbores, oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, steam generation facilities, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04 or Section 5.05).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Guarantor” has the meaning assigned to such term in the preamble hereto.

“Participant” has the meaning assigned to such term in Section 12.04(b).

“Participant Register” has the meaning assigned to such term in Section 12.04(c).

“Payment in Full” means (a) the Commitments have expired or been terminated, (b) the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been indefeasibly paid in full in cash (other than contingent indemnification obligations), (c) all Letters of Credit shall have expired or terminated (or are cash collateralized or otherwise arrangements in respect of which have been made to the satisfaction of the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed and (d) all amounts due under Secured Swap Agreements shall have been indefeasibly paid in full in cash (or such Secured Swap Agreements are cash collateralized or otherwise arrangements in respect of which have been made to the satisfaction of the applicable Secured Swap Party).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means a certificate of a Responsible Officer of the Parent Guarantor substantially in the form of Exhibit K or such other form reasonably acceptable to the Administrative Agent.

“Permitted Investors” means, collectively, Persons that, on the Effective Date, after giving effect to the Plan of Reorganization, are the beneficial owners, together with any of their respective Affiliates and successors (but excluding any operating portfolio companies of the foregoing Persons), of Equity Interests representing 5% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Guarantor at such time.

“Permitted Lien” means any Lien permitted under Section 9.03.

“Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “New Indebtedness”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Indebtedness (the “Refinanced Indebtedness”); provided that:

(a)     such New Indebtedness is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal of, plus accrued interest on, the amount then outstanding of the Refinanced Indebtedness (or, if the Refinanced Indebtedness is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing;

(b)     such New Indebtedness has a stated maturity no earlier than the stated maturity of the Refinanced Indebtedness and a weighted average life no shorter than the weighted average life of the Refinanced Indebtedness and does not, by its terms, restrict the prepayment or repayment of the Obligations;

(c)     such New Indebtedness contains covenants, events of default and guarantees which (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined by the Borrower at the time of issuance or incurrence of any such Indebtedness) are not materially more restrictive, taken as a whole, on the Parent Guarantor and each of its Restricted Subsidiaries than the terms of this Agreement (as in effect at the time of such issuance or incurrence) unless the Borrower offers to amend this Agreement to incorporate such more restrictive covenants, events of default and guarantees (and executes an amendment giving effect to such terms to the extent agreed to by the Majority Lenders);

(d)     no Subsidiary of the Parent Guarantor (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is an obligor under such New Indebtedness; and

(e)    such New Indebtedness (and any guarantees thereof) is subordinated in right of payment to the Obligations to at least the same extent as the Refinanced Indebtedness was.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning assigned to such term in the recitals hereto.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to Title IV of ERISA or section 412 of the Code and that (a) is sponsored, maintained or contributed to by Parent Guarantor or a Subsidiary or (b) with respect to which any of Parent Guarantor or a Subsidiary has or would reasonably expect to have any liability, including on account of an ERISA Affiliate.

“Plan Effective Date” means the “Effective Date” as defined in the Plan of Reorganization.

“Plan of Reorganization” has the meaning assigned to such term in the recitals hereto.

“Post-Default Rate” has the meaning assigned to such term in Section 3.02(c).

“Pre-Petition Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Pre-Petition Judgments” means judgments that are discharged by operation of the Plan, including without limitation, judgments that were classified as General Unsecured Claims (as defined in the Plan).

“Pre-Petition RBL Lenders” means each “Lender” as defined in the Pre-Petition Credit Agreement.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Proposed Acquisition” has the meaning assigned to such term in Section 9.17(a)(iii).

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Developed Producing Reserves” means oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves.”

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned such term in Section 8.01.

“Purchase Money Indebtedness” means Indebtedness, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other Property in the ordinary course of business.

“PV-9” means, on any date of determination, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Parent Guarantor’s and its Restricted Subsidiaries’ collective interests in such reserves during the remaining expected economic lives of such Proved Reserves, calculated in accordance with the Bank Price Deck.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 12.18.

“Qualified ECP Counterparty” means, in respect of any CFTC Hedging Obligation, the Borrower and each Guarantor to the extent that such Person (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such CFTC Hedging Obligation or any grant of a security interest to secure such CFTC Hedging Obligation becomes effective or (b) otherwise constitutes an “eligible contract participant” with respect to such Swap Agreement under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Relevant Governmental Body” means, with respect to the LIBO Rate or a SOFR-Based Rate (as applicable), the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Required Hedges” has the meaning assigned to such term in Section 8.20.

“Required Lenders” means, (a) at any time while no Loan or LC Exposure is outstanding, Non-Defaulting Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Total Commitment of all Non-Defaulting Lenders, and (b) at any time while any Loan or LC Exposure is outstanding, Non-Defaulting Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (in each case without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Reserve Report” means the Initial Reserve Report and each subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.12(a) (or such other date in the event of an Interim Redetermination or such other acquisition or Investment as contemplated under Section 2.07(f)), the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the other Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with the Administrative Agent’s lending requirements at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein mean a Responsible Officer of the Parent Guarantor.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest in the Parent Guarantor or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Parent Guarantor or any of its Subsidiaries. For the avoidance of doubt, any conversion of convertible Indebtedness into Equity Interests in accordance with its terms shall not constitute a “Restricted Payment”.

“Restricted Subsidiary” means (a) the Borrower and (b) any other Subsidiary of the Parent Guarantor that is not an Unrestricted Subsidiary.

“Restructuring Subsidiary” means any Subsidiary described on Schedule 9.05(j) that is formed solely for purposes of consummating the Restructuring Transactions and which will cease to exist upon the consummation thereof

“Restructuring Transactions” means, collectively, the transactions that are set forth on Schedule 9.05(j).

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Rolling Period” means for the end of any fiscal quarter, the period of four (4) consecutive fiscal quarters ending on the last day of such fiscal quarter.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means, collectively, the Administrative Agent, each Issuing Bank, each Lender, each Treasury Management Lender and each Secured Swap Parties, and “Secured Party” means any of them individually.

“Secured Swap Agreement” means a Swap Agreement between (a) any Credit Party and (b) a Secured Swap Party, which shall include, for the avoidance of doubt, the Existing Secured Swap Agreements.

“Secured Swap Obligations” means Obligations referred to in clause (b) of the definition of Obligations.

“Secured Swap Party” means, with respect to any Swap Agreement, (a) any Person who is an Approved Counterparty under clause (b) of the definition thereof and who is the counterparty to such Swap Agreement with a Credit Party and (b) any Person who was a Lender or an Affiliate of a Lender at the time when such Person entered into such Swap Agreement who is a counterparty to any such Swap Agreement with a Credit Party; provided that any such Secured Swap Party that ceases to be a Lender or an Affiliate of a Lender shall continue to be a “Secured Swap Party” for purposes of the Loan Documents to the extent that such Secured Swap Party entered into a Secured Swap Agreement with the Borrower or any other Credit Party prior to the date hereof or at the time such Secured Swap Party was a Lender (or Affiliate of a Lender) hereunder and such Secured Swap Agreement remains in effect and there are remaining obligations under such Secured Swap Agreement (but excluding any transactions, confirms, or trades entered into after such Person ceases to be a Lender or an Affiliate of a Lender) (it being understood that if such Swap Agreement is novated or otherwise transferred by such Person to a third party that is not a Lender or an Affiliate of a Lender, such third party shall not constitute a Secured Swap Party).

“Securities Account” shall have the meaning set forth in Article 9 of the UCC or other applicable law.

“Security Instruments” means the mortgages, deeds of trust, pledge agreements, security agreements, control agreements and other agreements, instruments, supplements or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, supplements, consents or certificates now or hereafter executed and delivered by the Borrower or any other Credit Party (other than Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement), in each case in connection with, or in order to guarantee or provide collateral security for the payment or performance of the Obligations, the Loans, the Notes, this Agreement or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Specified Additional Indebtedness” means unsecured senior or senior subordinated Indebtedness issued or incurred by the Borrower and any guarantees thereof by the Guarantors (including any Persons becoming Guarantors simultaneously with the incurrence of such Indebtedness):

(a)    that does not restrict, by its terms, the prepayment or repayment of the Obligations;

(b)    that has terms which do not provide for the maturity of such Indebtedness to be or any scheduled repayment, mandatory redemption or sinking fund obligation to occur prior to ninety-one (91) days after the Maturity Date (other than customary offers to purchase upon a change of control, asset sales or casualty events and customary acceleration rights after an event of default);

(c)    the covenants, events of default and guarantees of which (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined by the Borrower at the time of issuance or incurrence of any such Indebtedness) are not materially more restrictive, taken as a whole, on the Parent Guarantor and each of its Restricted Subsidiaries than the terms of this Agreement (as in effect at the time of such issuance or incurrence) unless the Borrower offers to amend this Agreement to incorporate such more restrictive covenants, events of default and guarantees (and executes an amendment giving effect to such terms to the extent agreed to by the Majority Lenders);

(d)    where, if such Indebtedness is subordinated Indebtedness in right of payment, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations; and

(e)    where no Subsidiary of the Parent Guarantor (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is an obligor under such Indebtedness.

“Specified Subsidiaries” means, collectively, (a) Whiting US Holdings, (b) Whiting Canadian Holding Company, (c) Whiting Resources Corporation, a Colorado corporation and (d) any Restructuring Subsidiary.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strip Price” means, as of any date of determination, the forward month prices as of such date, for the most comparable hydrocarbon commodity applicable to such future production month for a five-year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five-year period), with such prices remaining flat each year thereafter, as such prices are quoted on the NYMEX as of the determination date, adjusted for any basis differential, quality and gravity as of the date of determination, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person of which Equity Interests representing (i) more than 50% of the equity, (ii) more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or (iii) in the case of a partnership, more than 50% of the general partnership interests, are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless stated otherwise, any subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means any Subsidiary that is a Guarantor.

“Supported QFC” has the meaning set forth in Section 12.18.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the other Credit Parties shall be a Swap Agreement. If multiple transactions are entered into under a master agreement, each transaction is a separate Swap Agreement.

“Swap PV” means, with respect to any Swap Agreement in respect of commodities, the net present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or the other Credit Parties under such Swap Agreement, calculated in accordance with the Bank Price Deck and the Hedging Principles; provided that the “Swap PV” shall never be less than $0.00.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements (including, without duplication, any unpaid amounts due on the date of calculation).

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Threshold Amount” means the greater of (x) $75,000,000 and (y) 10% of the Borrowing Base.

“Total Commitment” means the sum of the Commitments of the Lenders. As of the Effective Date, the Total Commitment is $750,000,000.

“Transactions” means, (a) with respect to the Borrower, (i) the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, (ii) the borrowing of Loans and the issuance of Letters of Credit hereunder and (iii) the grant of Liens by the Borrower on Mortgaged Properties and other Collateral pursuant to the Security Instruments, (b) with respect to each Guarantor, (i) the execution, delivery and performance by such Guarantor of each Loan

Document to which it is a party, (ii) the guaranteeing of the Obligations by such Guarantor and (iii) the grant by such Guarantor of Liens on Mortgaged Properties and other Collateral pursuant to the Security Instruments and (c) the effectiveness and consummation of the Plan of Reorganization pursuant to the Confirmation Order.

“Transfer” has the meaning assigned to such term in Section 9.10.

“Treasury Management Agreement” means any agreement to provide cash management services, including treasury, depositing, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, which shall include, for the avoidance of doubt, the Existing Treasury Management Agreements.

“Treasury Management Lender” means (a) any Person that, at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement and (b) any counterparty to an Existing Treasury Management Agreement.

“Trust” means Whiting USA Trust II, a Delaware statutory trust.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s or any other Secured Party’s Lien on any Collateral.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement will be deemed to be less than 1.00%, the Unadjusted Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement.

“Undrawn Amount” means, at any time, with respect to any Letter of Credit, the maximum amount that may be drawn under such Letter of Credit after giving effect to (a) all provisions in such Letter of Credit providing for future automatic increases in the amount that may be drawn under such Letter of Credit (regardless of whether such automatic increases have then occurred at such time) and (b) any amounts previously drawn under such Letter of Credit.

“Unproven Acreage” means, at any time, all Oil and Gas Properties that had no Proved Reserves attributed thereto in the then most recent Reserve Report (including, for the avoidance of doubt, Oil and Gas Properties not evaluated in the most recent Reserve Report).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Parent Guarantor designated as such on Schedule 7.14 as of the Effective Date, (b) any Subsidiary of the Parent Guarantor which the Parent Guarantor has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary in accordance with Section 9.14 and (c) any subsidiary of an Unrestricted Subsidiary.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 12.18.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(g)(ii) (B)(3).

“Whiting Canadian Holding Company” means Whiting Canadian Holding Company ULC, an unlimited liability corporation organized under the laws of Canada.

“Whiting US Holdings” means Whiting US Holding Company, a Delaware corporation.

“Wholly-Owned Material Subsidiary” means each Material Subsidiary that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares or shares that are required by the applicable laws and regulations of the jurisdiction of organization of such Subsidiary to be owned by the government of such jurisdiction or individual corporate citizens of such jurisdiction), on a fully-diluted basis, are owned by the Parent Guarantor and/or one or more of its Wholly-Owned Subsidiaries.

“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.03    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including”, (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (g) with respect to the requirement to deliver any certificate, an executed paper copy of such certificate shall accompany any other form of delivery permitted hereunder. The use of the phrase “subject to” as used in connection with Excepted Liens or otherwise and the permitted existence of any Excepted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Administrative Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Administrative Agent and the other Secured Parties. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05    Accounting Terms and Determinations; GAAP.

(a)    Unless otherwise specified herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Guarantor or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)    Notwithstanding anything to the contrary contained in Section 1.05(a) or in the definition of “Capital Lease,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.06    Interest Rates; LIBO Rate Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, Section 3.03 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.03(d), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (a) any such alternative, successor or replacement rate implemented pursuant to Section 3.03(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.03(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.07    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.08    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or the total Revolving Credit Exposures exceeding the Loan Limit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02    Loans and Borrowings.

(a)    Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that, notwithstanding the foregoing, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Loan Limit or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)    Notes. Upon request of a Lender, the Loans made by such Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, and (i) in the case of any Lender party hereto as of the date of this Agreement, such Note shall be dated as of the date of this Agreement, (ii) in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption, such Note shall be dated as of the effective date of the Assignment and Assumption, or (iii) in the case of any Lender that becomes a party hereto in connection with an increase in the Total Commitment pursuant to Section 2.06(c), as of the effective date of such increase, in each case, payable to such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed. In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall, upon request of such Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed, against return to the Borrower of the Note so replaced. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing or, in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such written Borrowing Request shall be irrevocable and shall be in substantially the form of Exhibit B and signed by the Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)    the aggregate amount of the requested Borrowing;

(b)    the date of such Borrowing, which shall be a Business Day;

(c)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e)    the amount of the then-effective Borrowing Base, the amount of the then-effective Total Commitment, the current Loan Limit, the current aggregate Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma aggregate Revolving Credit Exposures (giving effect to the requested Borrowing); and

(f)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the Loan Limit.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04    Interest Elections.

(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be irrevocable and shall be in substantially the form of Exhibit C and signed by the Borrower.

(c)    Information in Interest Election Requests. Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(v)    If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05    Funding of Borrowings.

(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to a Deposit Account of the Borrower that is subject to an Account Control Agreement and that is maintained with a Lender and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or, in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06    Increase, Reduction and Termination of Total Commitment.

(a)    Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Total Commitment or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)    Optional Termination and Reduction of Total Commitment.

(i)    The Borrower may at any time terminate, or from time to time reduce, the Total Commitment; provided that (A) each reduction of the Total Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000, (B) the Borrower shall not terminate or reduce the Total Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c)(i), the total Revolving Credit Exposures would exceed the Total Commitments, and (C) upon any reduction of the Total Commitment, the Commitments shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal the Total Commitment as so reduced.

(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Total Commitment under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided, however, that such notice of commitment reduction may state that such termination or reduction is conditioned upon the effectiveness of other credit facilities, the proceeds of which shall be used to repay the Obligations, in which case such notice may be revoked by the Borrower (by written notice provided to Agent prior to the specified effective date thereof) if such condition is not satisfied. Any termination or reduction of the Total Commitment shall be permanent and may not be reinstated, except pursuant to Section 2.06(c). Each reduction of the Total Commitment shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c)    Increases of Total Commitment.

(i)    Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Total Commitment then in effect by (A) increasing the Commitment of a Lender or (B) subject to Section 2.06(c)(ii)(H), causing a Person that is reasonably acceptable to the Administrative Agent and each Issuing Bank that at such time is not a Lender to become a Lender (any such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”), or (C) a combination of the methods described in clauses (A) and (B).

(ii)    Any increase in the Total Commitment shall be subject to the following additional conditions:

(A)    such increase shall not be less than $5,000,000 unless the Administrative Agent otherwise consents;

(B)    such increase shall not cause the Total Commitment to exceed the lesser of (x) the then-effective Borrowing Base and (y) the Facility Amount.

(C)    no Default shall have occurred and be continuing on the effective date of such increase or would result therefrom;

(D)    no Lender’s Commitment may be increased without the consent of such Lender;

(E)    the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such increase, except (x) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such increase, such representations and warranties shall be true and correct in all material respects as of such specified earlier date, and (y) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall continue to be true and correct in all respects;

(F)    the maturity date of the Commitments subject to such increase shall be the same as the Maturity Date;

(G)    the Commitments subject to such increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such increase);

(H)    the Borrower may seek Commitments from either (1) existing Lenders or (2) with the consent of the Administrative Agent and each Issuing Bank (in each case, such consent not to be unreasonably withheld or delayed), from Additional Lenders;

(I)    no Borrowing Base Deficiency shall exist after giving effect to the increase (provided that, for the avoidance of doubt, the Borrower may elect to redetermine the Borrowing Base in accordance with Section 2.07(b)(ii) for purposes of satisfying the condition set forth in this Section 2.06(c)(ii)(I);

(J)    if the Borrower elects to increase the Total Commitment by increasing the Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H (a “Commitment Increase Certificate”);

(K)    if the Borrower elects to increase the Total Commitment by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit I (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its discretion, elect to waive such processing and recordation fee in connection with any such increase), and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower and the Additional Lender; and

(L)    the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent body) of each Credit Party authorizing such increase in the Total Commitment), in each case, to the extent reasonably requested by the Administrative Agent.

(iii)    Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid any compensation required by Section 5.02): (A) the amount of the Total Commitment shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Total Commitment (and the resulting modifications of each Lender’s Commitment pursuant to Section 2.06(c)(iv) or Section 2.06(c)(v)).

(iv)    Upon its receipt of a duly completed Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the Administrative Questionnaire referred to in Section 2.06(c)(ii) and the break-funding payments from the Borrower, if any, required by Section 5.02, if applicable, the Administrative Agent shall accept such Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Total Commitment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

(v)    Upon any increase in the Total Commitment pursuant to this Section 2.06(c), (A) each Lender’s Applicable Percentage shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Total Commitment represented by such Lender’s Commitment, in each case after giving effect to such increase, and (B) Annex I to this Agreement shall be deemed amended to reflect the Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Commitments pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Applicable Percentages.

(vi)    Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Total Commitment and (B) each Lender has consented to such increase in its Commitment, then the Total Commitment shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount requested by the Borrower (subject to the limitations set forth in Section 2.06(c)(ii)(A)) without the requirement that any Lender deliver a Commitment Increase Certificate or that the Borrower pay any amounts under Section 5.02, and Annex I shall be deemed amended to reflect such amendments to each Lender’s Commitment and the Total Commitment. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).

(d)    Automatic Reductions of Total Commitment. Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Total Commitment, the Total Commitment shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that the Total Commitment equals the Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Commitment and the Total Commitment). Any such reduction of the Total Commitment shall be permanent and may not be reinstated, except pursuant to Section 2.06(c).

Section 2.07    Borrowing Base.

(a)    Initial Borrowing Base. For the period from and including the Effective Date to but excluding the Initial Redetermination Date, the amount of the Borrowing Base shall be $750,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to the Borrowing Base Adjustment Provisions.

(b)    Scheduled and Interim Redeterminations.

(i)    The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (each such redetermination, a “Scheduled Redetermination”) and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank(s) and the Lenders on or about April 1st and October 1st of each year, commencing on or about the Initial Redetermination Date.

(ii)    In addition, the Borrower may elect to cause, by notifying the Administrative Agent thereof, and the Administrative Agent shall cause, at the election and direction of the Required Lenders, by notifying the Borrower thereof, in each case, no more than one (1) time between Scheduled Redeterminations, the Borrowing Base to be redetermined between Scheduled Redeterminations. Each redetermination of the Borrowing Base pursuant to the immediately preceding sentence is referred to herein as an “Interim Redetermination” and shall be effectuated in accordance with this Section 2.07. Notwithstanding the foregoing, neither the Borrower nor the Required Lenders may cause an Interim Redetermination to occur prior to the Initial Redetermination Date.

(c)    Scheduled and Interim Redetermination Procedure.

(i)    Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (d), and, in the case of an Interim Redetermination, pursuant to Section 8.12(c) and (d), and such other reports, data and supplemental information, including the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time.

(ii)    The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)    in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (d) in a timely and complete manner, then, on or before each March 15 and September 15 (or such date promptly thereafter as reasonably practicable) of each year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (d) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B)    in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii)    (A) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders and (B) any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved by the Required Lenders, in each case, as provided in this Section 2.07(c)(iii). Such decisions will be made by each Lender based upon the Engineering Reports and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as such Lender deems appropriate in its sole credit discretion and consistent with each Lender’s normal and customary standards and practices for determining the value of oil and gas properties based upon its usual and customary criteria for reserve based oil and gas lending criteria as it exists at the particular time. Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d) (provided that, if the Administrative Agent shall have polled the Lenders and ascertained that the highest Borrowing Base then acceptable to all of the Lenders increases the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d)).

(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i)    in the case of a Scheduled Redetermination, if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a)

and (d) in a timely and complete manner, then on or about the Initial Redetermination Date and thereafter each April 1 and October 1, as applicable, following such notice (or, in each case, such date promptly thereafter as reasonably practicable), or if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (d) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii)    in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Such amount shall then become the Borrowing Base until the next Redetermination Date or the next adjustment to the Borrowing Base under the Borrowing Base Adjustment Provisions, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e)    Reduction of Borrowing Base Upon Issuance of Specified Additional Indebtedness. Upon the issuance of any Specified Additional Indebtedness (other than any Permitted Refinancing Indebtedness in respect thereof) after the Effective Date by the Borrower or any Guarantor pursuant to Section 9.02(f) (other than any Permitted Refinancing Indebtedness in respect thereof), the Borrowing Base then in effect shall be automatically reduced by an amount equal to (i) 0.25 multiplied by (ii) the stated principal amount of such Specified Additional Indebtedness (without regard to any initial issue discount), and, in each case, the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank, and the Lenders on such date until the next redetermination or adjustment of the Borrowing Base pursuant to this Agreement.

(f)    Reduction of Borrowing Base in Connection with Asset Sales and Liquidation of Swap Agreements. In the event of (i) any Transfer of any Borrowing Base Properties by the Parent Guarantor, the Borrower or any Credit Party to any Person other than the Parent Guarantor, the Borrower or another Credit Party or (ii) any Liquidation of any Swap Agreements by the Parent Guarantor or any Restricted Subsidiary, if, upon (and after giving effect to) any such Transfer or Liquidation, the sum of (A) the PV-9 of all Borrowing Base Properties Transferred by the Parent Guarantor or any Restricted Subsidiary to any Person other than the Parent Guarantor or another Restricted Subsidiary plus (B) the Swap PV of all Swap Agreements Liquidated, in each case, since the later of (x) the last Redetermination Date and (y) the last adjustment of the Borrowing Base pursuant to this Section 2.07(f), exceeds five percent (5%) of the then-effective Borrowing Base (as reasonably determined by the Administrative Agent after (1) giving effect to any acquisitions of and other Investments in Oil and Gas Properties by the Parent Guarantor and the Restricted Subsidiaries during such period with respect to which the Borrower has delivered a Reserve Report that is reasonably acceptable to the Administrative Agent and (2) taking into account any other Swap Agreements permitted hereunder entered into during such period that are in effect at the time of such determination and that are reasonably acceptable to the Administrative Agent), individually or in the aggregate, then the Borrowing Base will be automatically reduced by an amount equal to the Borrowing Base Value of such Borrowing Base Properties or such Liquidated Swap Agreements and, upon any such reduction, the Administrative Agent shall promptly inform the Borrower of the amount of the adjusted Borrowing Base. For the purposes of this Section 2.07(f), (I) the Transfer of Equity Interests in any E&P Subsidiary owning such Borrowing Base Properties and/or commodity Swap Agreements shall be deemed the Transfer of the Borrowing Base Properties and the Liquidation of commodity Swap Agreements owned by such E&P Subsidiary and (II) a Transfer of Borrowing Base Properties shall be deemed to include the designation of a Restricted Subsidiary that is an E&P Subsidiary as an Unrestricted Subsidiary and the Transfer of Oil and Gas Properties, or Equity Interests in any E&P Subsidiary, to an Unrestricted Subsidiary.

(g)    Reduction of Borrowing Base Related to Title Defects. If the Required Lenders have adjusted the Borrowing Base in accordance with Section 8.13(c), so that, after giving effect to such reduction, the Borrower will satisfy the requirements of Section 8.13, the Administrative Agent shall promptly notify the Borrower in writing and, upon receipt of such notice, the new Borrowing Base will simultaneously become effective.

(h)    Reduction of Borrowing Base for Failure to Enter into the Required Hedges. The Borrowing Base may be adjusted by the Administrative Agent in accordance with clause (y) of the proviso to Section 8.20.

Section 2.08    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries that is a Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. The aggregate amount of the outstanding Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s LC Issuance Limit and the aggregate amount of all outstanding Letters of Credit issued by all Issuing Banks shall not exceed the LC Commitment. Each Letter of Credit shall be in a minimum face amount of Twenty-Five Thousand Dollars ($25,000) (or such lesser amount as may be agreed to by the applicable Issuing Bank). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)    specifying the amount of such Letter of Credit;

(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)    specifying the amount of the then-effective Borrowing Base and the then-effective Total Commitment and whether a Borrowing Base Deficiency exists at such time and the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

In addition, if requested by the applicable Issuing Bank in connection with any Letter of Credit issuance, the Borrower shall have entered into a Letter of Credit Agreement. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.

Each notice shall constitute a representation and warranty by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (A) the LC Exposure shall not exceed the LC Commitment, (B) the aggregate amount of outstanding Letters of Credit issued by the applicable Issuing Bank does not exceed the LC Issuance Limit of such Issuing Bank, and (C) the total Revolving Credit Exposures do not exceed the Loan Limit. No letter of credit issued by any Issuing Bank (if such Issuing Bank is not the Administrative Agent) shall be deemed to be a “Letter of Credit” issued under this Agreement unless the Issuing Bank has requested and received written confirmation from the Administrative Agent that the representations by Borrower contained in clauses (A) and (C) of the immediately preceding sentence are true and correct.

Additionally, an Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii)    the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally,

so long as, in the case of the immediately preceding clauses (i) and (ii), such Issuing Bank, or the Administrative Agent on behalf of such Issuing Bank, after receipt of the applicable request for issuance of a Letter of Credit, has promptly notified the Borrower of the occurrence of any such event or circumstance, describing in reasonable detail such event or circumstance and stating in good faith that as a result of such events or circumstances, such Issuing Bank refuses to issue the requested Letter of Credit pursuant to this Section 2.08(b).

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension), and (ii) the date that is five (5) Business Days prior to the Maturity Date. Each Letter of Credit with a one (1) year term may provide for the renewal thereof for additional one (1) year periods; provided that no such period shall extend beyond the date described in clause (ii) above.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or the reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, unless the Borrower has notified the Administrative Agent that it intends to reimburse all or part of such LC Disbursement without using Loan proceeds or has submitted a Borrowing Request with respect thereto, the Borrower shall be deemed (without regard to the satisfaction of the conditions specified in Section 6.02) to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit

Agreement, or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise due care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or by such Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of Issuing Banks.

(i)    Each Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Schedule 1.02(l) shall be amended upon the written agreement of the Borrower, the Administrative Agent and any successor Issuing Bank to set forth such Issuing Bank’s LC Issuance Limit, and no successor Issuing Bank shall be an “Issuing Bank” hereunder until such amendment is effective.

(ii)    Subject to the appointment and acceptance by the Borrower and Administrative Agent of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.08(i)(i) above.

(j)    Cash Collateralization.

(i)    If the Borrower is required to Cash Collateralize the excess attributable to LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.05(a)(iv), then the Borrower shall Cash Collateralize such LC Exposure or the excess attributable to such LC Exposure, as the case may be, as of such date. In addition, if the Commitments are terminated or the Loans become due and payable pursuant to Section 10.02(a) or the Loans are not paid in full on the Maturity Date, then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure.

(ii)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, a security interest in and Lien on each account (a “Collateral Account”) in which the Borrower has Cash Collateralized any obligation hereunder and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor (collectively, the “Cash Collateral”). The Borrower, and to the extent granted by any Defaulting Lender, such Defaulting Lender, agrees to maintain, or cause to be maintained, such security interest as an exclusive first priority and continuing perfected security interest. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the minimum collateral amount required hereunder, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii)    The Borrower’s obligation to Cash Collateralize pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any Restricted Subsidiary may now or hereafter have against any such beneficiary, any Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.

(iv)    Each Collateral Account and all Cash Collateral shall secure the payment and performance of the Borrower’s and the Guarantors’ Obligations under this Agreement and the other

Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over each Collateral Account and the Cash Collateral. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in each Collateral Account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to Cash Collateralize hereunder in connection with any prepayment pursuant to Section 3.04(c), then such Cash Collateral will be returned to the Borrower within three (3) Business Days after the Borrowing Base Deficiency or amount in excess of the Loan Limit, as applicable, ceases to exist; provided that such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents. If the Borrower is required to Cash Collateralize hereunder pursuant to Section 4.05(a)(iv), then such Cash Collateral shall no longer be required to be held as Cash Collateral pursuant to this Section 2.08(j) following the elimination or reduction of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender) such that there exists excess Cash Collateral; provided that, subject to Section 4.05 the Person providing Cash Collateral and the Issuing Banks may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations, and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall be returned to the Borrower but shall remain subject to the security interest granted pursuant to the Loan Documents. If the Borrower is required to Cash Collateralize hereunder pursuant to the final sentence of Section 2.08(j)(i), then such Cash Collateral shall be returned to the Borrower within three (3) Business Days after the LC Exposure has been reduced to zero.

(k)    Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrower shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) in accordance with the terms of this Agreement as if such Letter of Credit had been issued solely for the account of the Borrower. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries that are Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02    Interest.

(a)    ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Borrowings, but in no event to exceed the Highest Lawful Rate.

(b)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Borrowings, but in no event to exceed the Highest Lawful Rate.

(c)    Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, at the direction of the Majority Lenders, all Loans and other obligations outstanding under this Agreement shall bear interest at a rate per annum equal to (A) in the case of the principal amount of any Loan, two percent (2.00%) plus the rate otherwise applicable to such Loan as provided in Section 3.02(a) or Section 3.02(b), or (B) in the case of any other amount, two percent (2.00%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate (the “Post-Default Rate”); provided that if an Event of Default specified in Section 10.01(a), 10.01(b), 10.01(h) or 10.01(i) has occurred and is continuing, the Post-Default Rate shall apply automatically upon the occurrence of such Event of Default.

(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that interest accrued pursuant to Section 3.02(c) shall be payable on demand. In the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03    Alternate Rate of Interest.

(a)    Subject to clauses (b), (c), (d) and (e) of this Section 3.03, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; or

(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest

Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Required Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 3.03 will occur prior to the applicable Benchmark Transition Start Date.

(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03.

(e)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04    Prepayments.

(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any optional prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of prepayment. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each such partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each such prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)    Mandatory Prepayments.

(i)    Upon Optional Termination and Reduction. If, after giving effect to any termination or reduction in the Total Commitment pursuant to Section 2.06(b), the total Revolving Credit Exposures exceed the Loan Limit, then the Borrower shall prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j).

(ii)    Upon Redeterminations and Title Related Borrowing Base Adjustments. If there is a Borrowing Base Deficiency (A) on any Redetermination Date as a result of any redetermination in accordance with Section 2.07 or (B) as a result of a Borrowing Base adjustment pursuant to Section 2.07(g), then upon such Redetermination Date or the occurrence of such Borrowing Base Adjustment (the “Deficiency Date”), the Borrower shall eliminate such Borrowing Base Deficiency in its entirety by electing (with written notice to the Administrative Agent) within ten (10) Business Days of the Deficiency Date to take one or more of the following actions (and if the Borrower fails to make an election within such ten (10) Business Day period, then Borrower shall be deemed to have selected the prepayment option specified in clause (C) below):

(A)    within thirty (30) days after such Deficiency Date, prepaying the Borrowings, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralizing such excess as provided in Section 2.08(j);

(B)    within thirty (30) days after such Deficiency Date, adding additional Oil and Gas Properties of the Borrower and the other Credit Parties to the Reserve Report (and, if required under Section 8.14, mortgaging additional Oil and Gas Properties in compliance with the requirements of Section 8.14) that, in each case, are reasonably acceptable to the Administrative Agent and the Lenders and would result in an increase to the Borrowing Base (in an amount proposed by the Administrative Agent and approved by the Required Lenders) that is sufficient to eliminate such Borrowing Base Deficiency;

(C)    make five (5) equal monthly payments that collectively prepay the Borrowings plus accrued interest thereon until such Borrowing Base Deficiency (as it may be further increased or reduced during such five (5) month period) is reduced to zero (and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j)), with the first such payment being due and payable within thirty (30) days after such Deficiency Date, and each subsequent payment being due and payable on the same day in each of the subsequent calendar months; or

(D)    any combination of the foregoing;

provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii)    Upon the Issuance of Specified Additional Indebtedness or Certain Asset Sales or Liquidations. If any Borrowing Base Deficiency occurs as the result of any adjustment to the Borrowing Base pursuant to Section 2.07(e) or Section 2.07(f), then the Borrower shall prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency and if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or Cash Collateralize such excess on the Business Day after it receives the net cash proceeds from the transactions under Section 2.07(e) or Section 2.07(f); provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv)    Upon the Occurrence and Continuation of a Borrowing Base Deficiency. In addition to the foregoing mandatory prepayments set forth in this Section 3.04(c), at any time that Specified Additional Indebtedness (other than Permitted Refinancing Indebtedness in respect thereof) shall be incurred or issued while a Borrowing Base Deficiency exists, the Borrower shall to the extent necessary to cure such Borrowing Base Deficiency (calculated after giving effect to the Borrowing Base adjustment required pursuant to Section 2.07(e) in connection with such Specified Additional Indebtedness), within one (1) Business Day of the incurrence or issuance of such Specified Additional Indebtedness, prepay the Loans in an aggregate amount equal to the lesser of (A) one hundred percent (100%) of the net cash proceeds received in respect of such Specified Additional Indebtedness and (B) the aggregate principal amount equal to (1) such Borrowing Base Deficiency and (2) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j).

(v)    Consolidated Cash Balance. If, at the end of any Excess Cash Test Date, (A) Loans are outstanding and (B) the Consolidated Cash Balance as of the end of such Excess Cash Test Date exceeds the Excess Cash Threshold (an “Excess Cash Event”), then the Borrower shall prepay the Loans in an amount equal to such excess on the next Business Day after the occurrence of such Excess Cash Event, and if any excess remains after prepaying all of the Loans as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j); provided that all payments required to be made pursuant to this Section 3.04(c)(v) must be made on or prior to the Termination Date.

(vi)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vii)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)    No Premium or Penalty. All prepayments permitted or required under this Section 3.04 shall include breakage expense, if any, required under Section 5.02 (other than any such prepayment made pursuant to Section 3.04(c)(v)) and shall be without premium or penalty.

Section 3.05    Fees.

(a)    Commitment Fees. Except as otherwise provided in Section 4.05(a)(iii), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure. The Borrower also agrees to pay to the Issuing Bank, for its own account, (i) a fronting fee, which shall be payable at issuance of each Letter of Credit in an amount equal to 0.125% of the face amount of such Letter of Credit (which, for purposes of this clause (i), shall mean the maximum face amount of such Letter of Credit after giving effect to all provisions in such Letter of Credit providing for future automatic increases in the amount that may be drawn under such Letter of Credit) and (ii) the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letters.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the

Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Parent Guarantor or any Restricted Subsidiary thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03    Deductions by the Administrative Agent.

(a)    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02, or otherwise hereunder, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as Cash Collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(b)    Payments to Defaulting Lenders. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.05 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.05, and all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04    Collection of Proceeds of Production. The Security Instruments contain an assignment by the Borrower and/or the Guarantors to and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, unless an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent, the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and the other Credit Parties and the Lenders hereby authorize the Administrative Agent or the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and the other Credit Parties.

Section 4.05    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent not prohibited by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders and Majority Lenders and in Section 12.02(b).

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.08(j).

(iv)    Reallocation of LC Exposure. if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(A)    all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any Non-Defaulting Lender, cause such Non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment;

(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, within one (1) Business Day following the written request of the Administrative Agent, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.08(j);

(C)    if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(D)    if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and

(E)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 3.05(a) that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 4.05(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Letters of Credit. If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the

Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 4.05(a)(iv), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.05(a)(iv)(A) (and such Defaulting Lender shall not participate therein).

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01    Increased Costs.

(a)    Changes in Law. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Loan principal, Commitments, Letters of Credit or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time, upon receipt of a certificate described in the following clause (c) the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)    Certificates. A certificate of a Lender or the Issuing Bank setting forth, in reasonable detail, the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 4.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default but excluding any prepayment of Loans under Section 3.04(c)(v)), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03    Taxes.

(a)    Issuing Bank. For purposes of this Section 5.03, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes, except as otherwise required by applicable law. If an applicable Withholding Agent shall be required to deduct or withhold any Indemnified Taxes from such payments under applicable law (as determined in the good faith of an applicable Withholding Agent), then (i) the sum payable shall be increased as necessary so that after making any required deductions or withholding of Indemnified Taxes (including deductions applicable to additional sums payable under this Section 5.03(b)), the Administrative Agent, any Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) the Borrower or such

Guarantor (or other applicable Withholding Agent) shall make such deductions or withholding and (iii) the Borrower or such Guarantor (or other applicable Withholding Agent) shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes that have been paid by the Administrative Agent.

(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes paid or payable by such Recipient, or required to be withheld or deducted from a payment to such Recipient, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03, but without duplication of any amount indemnified or paid under any provisions of this Agreement) and any reasonable expenses arising therefrom or with respect thereto, in each case, other than any interest, additions to tax or penalties resulting from the bad faith or willful misconduct of any Recipient. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability, and setting forth in reasonable detail the basis for such Indemnified Taxes, delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower or Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, or otherwise, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), (ii)(B), or (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. For purposes of this Section 5.03(g), the term “Lender” or “Foreign Lender,” as the case may be, shall include the Administrative Agent.

(ii)    Without limiting the generality of the foregoing:

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)    duly completed copies of Internal Revenue Service Form W-8ECI,

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable;

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; or

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to the Borrower pursuant to this clause (h) to the extent such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(i)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.04     Mitigation Obligations; Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05     Replacement of Lenders. If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, and such Lender has not prevented such required payment by designating a different lending office in accordance with Section 5.04, (c) any Lender is a Defaulting Lender, (d) any Lender fails to consent to a Borrowing Base increase or an election, consent, approval, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of all Lenders or of all Lenders affected thereby, and such Borrowing Base increase, election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, or (e) any Lender has given notice pursuant to Section 5.06 that it is unable to make or maintain Eurodollar Loans but Lenders constituting Majority Lenders have not given such notice, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.04(b)(ii)(C), (ii) if such assignee is not already a Lender, the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (iii) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iv) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments, (v) such assignment does not conflict with applicable law; and (vi) in the case of any assignment resulting from a Lender not consenting to a Borrowing Base increase or an election, consent, approval, amendment, waiver or other modification as described in clause (d) above, the applicable assignee shall have consented to the applicable Borrowing Base increase, election, consent, approval, amendment, waiver or other modification. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 5.06     Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01     Effective Date. The rights and obligations under this Agreement (including the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder) shall not become effective until the date on which each of the following conditions has been satisfied (or waived in accordance with Section 12.02):

(a)     The Administrative Agent, the Arrangers and the Lenders shall have received all commitment and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, without duplication, (i) fees payable pursuant to Section 3.05(c), (ii) fees payable pursuant to the Fee Letters and (iii) to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including the fees and expenses of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent).

(b)     The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of the Borrower and each Guarantor setting forth (i) resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the limited liability company agreement, the articles or certificate of incorporation and bylaws (or comparable organizational documents) of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)     The Administrative Agent shall have received certificates of the appropriate State agencies from the jurisdiction of organization of each Credit Party with respect to the existence and good standing of the Borrower and each other Credit Party.

(d)     On the Effective Date, the representations and warranties of Parent Guarantor, the Borrower and the other Credit Parties contained in Article VII shall be true and correct in all material respects, except that (i) in the case of any representation or warranty which expressly relates to a given date or period, such representation or warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (ii) to the extent that any representation or warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the same shall be true and correct in all respects.

(e)     The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f)     The Administrative Agent shall have received a duly executed Note payable to each Lender that has requested a Note at least two (2) Business Days before the Effective Date in a principal amount equal to its Commitment dated as of the date hereof.

(g)     The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit E. Subject to Section 8.21(a), in connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that (i) the Liens under the Security Instruments will, upon the recording of the Security Instruments, be first priority (subject to Permitted Liens), perfected Liens on all other Property purported to be pledged as Collateral pursuant to the Security Instruments (including all of the Equity Interests in the Borrower and each Restricted Subsidiary that are owned by a Credit Party (and to the extent any such Equity Interests are certificated, the Parent Guarantor shall also have caused the applicable Credit Party to deliver to the Administrative Agent the original stock certificates evidencing such Equity Interests together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof)) and (ii) upon recording the Security Instruments, in the appropriate filing offices, it shall have a first priority Lien (subject to Permitted Liens) on at least ninety percent (90%) of the PV-9 of the Borrowing Base Properties; provided that, notwithstanding anything to the contrary in this clause (g), with respect to all Collateral constituting personal property, the Credit Parties shall not be required to take any action to perfect a Lien on any such assets unless such perfection may be accomplished by (A) the filing of a UCC-1 financing statement or other equivalent filing, (B) delivery of any certificates representing any Equity Interests constituting Collateral, in each case, with appropriate endorsements or transfer powers, or (C) subject to Section 8.21(a), granting the Administrative Agent control (within the meaning of the UCC) over Deposit Accounts, Commodity Accounts and Securities Accounts (other than Excluded Accounts).

(h)     The Administrative Agent shall have received satisfactory evidence that the Borrower has made (or will, concurrently with the occurrence of the Effective Date, make) a cash payment to the Lenders, in an amount not less than $330,000,000, with cash on hand (other than proceeds of any Borrowing of Loans).

(i)     The Administrative Agent shall have received an opinion of (i) Kirkland & Ellis LLP, special New York counsel to the Borrower and the Guarantors and (ii) local counsel to the Borrower and the Guarantors in the States of North Dakota, Colorado and Montana and the province of British Columbia, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(j)     The Administrative Agent shall have received a certificate of insurance coverage of the Borrower and the other Credit Parties evidencing that the Borrower and the other Credit Parties are carrying insurance in accordance with Section 7.12; provided that subject to the Borrower and the other Credit Parties using commercially reasonable efforts to deliver the applicable insurance certificates and/or endorsements referenced therein by the Effective Date, if such certificates and/or endorsements have not been delivered on or prior to the Effective Date, the delivery of such certificates and/or endorsements shall not be a condition to the occurrence of the Effective Date and shall instead be required to be delivered pursuant to Section 8.21(b).

(k)     The Administrative Agent shall have received a solvency certificate (giving pro forma effect to the Transactions contemplated to occur on the Effective Date) substantially in the form of Exhibit J and signed by a Financial Officer.

(l)     The Administrative Agent shall have received a Perfection Certificate, dated as of the Effective Date, signed by a Financial Officer.

(m)     The Administrative Agent shall have received (i) a reasonably satisfactory Initial Reserve Report (it being agreed that the reserve report as of May 30, 2020 previously provided by the Borrower to the Administrative Agent is reasonably satisfactory) and (ii) lease operating statements and production reports with respect to the Borrowing Base Properties evaluated in the Initial Reserve Report for the fiscal year ended December 31, 2019 and for each fiscal quarter ending thereafter ending at least 45 days prior to the Effective Date, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(n)     The Administrative Agent shall have received title information in form and substance acceptable to it covering not less than 90% of the total PV-9 of the Borrowing Base Properties evaluated in the Initial Reserve Report.

(o)     The Administrative Agent shall have received appropriate customary UCC, tax and judgment searches with respect to the Credit Parties reflecting no prior Liens encumbering the Properties of the Borrower and the other Credit Parties for the State of Delaware and any other jurisdiction reasonably requested by the Administrative Agent, other than those being released on or prior to the Effective Date or Permitted Liens.

(p)     The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all loans and other obligations under, and the agreements in respect of, the Pre-Petition Credit Agreement are being repaid or otherwise satisfied in full and terminated in a manner consistent with the Plan of Reorganization, other than Existing Letters of Credit deemed issued under this Agreement on the Effective Date and (ii) the Liens securing the obligations under the Pre-Petition Credit Agreement are being released substantially contemporaneously with the occurrence of the Effective Date. After giving effect to the Transactions, the Parent Guarantor and its Subsidiaries shall have no Indebtedness outstanding other than (A) the Obligations and (B) any other Indebtedness permitted by Section 9.02 (other than Section 9.02(f)). The Administrative Agent shall have received evidence reasonably satisfactory to it that all Liens on the assets of the Parent Guarantor and its Subsidiaries (other than Permitted Liens) have been (or will be concurrently with the initial funding of Loans under this Agreement on the Effective Date) released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Parent Guarantor or its Subsidiaries, as applicable.

(q)     The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Guarantor certifying the absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to have a material adverse effect on the consummation of the Plan of Reorganization.

(r)     The Administrative Agent and each Lender who has requested the same shall have received, at least three (3) Business Days prior to the Effective Date, (i) all documentation and other information regarding the Borrower in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in a form reasonably satisfactory to the Administrative Agent and each requesting Lender, in the case of clauses (i) and (ii), to the extent reasonably requested in writing at least eight (8) Business Days prior to the Effective Date (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (r) shall be deemed to be satisfied).

(s)     The Administrative Agent shall be reasonably satisfied that, after giving pro forma effect to the Transactions that will occur on the Effective Date (including the initial Borrowings hereunder), the Consolidated Net Leverage Ratio as of the Effective Date shall be less than or equal to 2.0 to 1.0; provided that for purposes of this Section 6.01(s) only, clause (b) of the definition of “Consolidated Net Leverage Ratio” shall mean “Effective Date EBITDAX”.

(t)     The (i) terms of the Plan of Reorganization shall be reasonably satisfactory to the Administrative Agent and the Required Lenders (it being understood that the Plan of Reorganization attached hereto as Exhibit L is reasonably satisfactory to the Administrative Agent and the Required Lenders) and (ii) the Bankruptcy Court shall have entered the Confirmation Order approving the Plan of Reorganization, which such order shall be reasonably satisfactory to the Administrative Agent and the Required Lenders, and such order shall have become a final order of the Bankruptcy Court (unless waived in writing (which may be via e-mail) by the Administrative Agent and the Required Lenders) and shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that would reasonably be expected to adversely affect the interests of the Arrangers, the Administrative Agent or the Lenders or the treatment contemplated by the Plan of Reorganization to the Pre-Petition RBL Lenders.

(u)     An order of the Bankruptcy Court (which can include the Confirmation Order), in form and substance reasonably satisfactory to the Administrative Agent, shall have been entered approving that certain Commitment Letter, dated as of July 18, 2020, among the Parent Guarantor, the Borrower and JPMorgan Chase Bank, N.A. and the Fee Letters (including the fees set forth in the Fee Letters and specifically providing for the right to receive all amounts due and owing, including indemnification obligations, the fees and other payments as set forth therein, and reimbursement of all reasonable costs and expenses incurred in connection with the transactions contemplated therein and as set forth therein and which, indemnification and reimbursement obligations shall be entitled to priority as administrative expense claims under Sections 503(b) and 507(a)(1) of title 11 of the Bankruptcy Code) and such order shall have become a final order of the Bankruptcy Court (unless waived in writing (which may be via e-mail) by the Administrative Agent and the Required Lenders), which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner.

(v)     The Administrative Agent shall have received reasonably satisfactory evidence that the Parent Guarantor and its Restricted Subsidiaries have entered into Swap Agreements with one or more Approved Counterparties that have notional volumes of not less than (i) 65% of the projected production of oil and gas from the Parent Guarantor’s and its Restricted Subsidiaries’ total Proved Developed Producing Reserves (based on the Initial Reserve Report), calculated separately, for the 12-month period immediately succeeding the Effective Date and (ii) 35% of the projected production of oil and natural gas from the Parent Guarantor’s and its Restricted Subsidiaries’ total Proved Developed Producing Reserves (based on the Initial Reserve Report), calculated separately, for the 12-month period immediately succeeding the 12-month period described in clause (i) (it being understood and agreed that compliance with this Section 6.01(v) shall be determined in accordance with the Hedging Principles);

provided, that, to the extent the Parent Guarantor and its Restricted Subsidiaries are unable to enter into the requisite Swap Agreements required under this Section 6.01(v) on or prior to the Effective Date after the use of commercially reasonably efforts to do so, the entry into such Swap Agreements shall not constitute a condition precedent to the Effective Date, but instead shall be required to be entered into in accordance with Section 8.20.

(w)     The Plan of Reorganization and all transactions contemplated therein or in the Confirmation Order to occur on the Plan Effective Date shall have been (or concurrently with the Effective Date, shall be) substantially consummated in accordance with the terms thereof and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

(x)     The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Guarantor certifying that (i) all material governmental and third party approvals necessary in connection with the consummation of the Plan of Reorganization and the other Transactions, and the continuing operations of the Parent Guarantor and its Subsidiaries shall have been obtained (or will be substantially concurrently obtained) and be in full force and effect, and (ii) since April 1, 2020, no Material Adverse Effect shall have occurred. For purposes of this Section 6.01(x) only, “Material Adverse Effect” means, other than the filing of the Chapter 11 Cases and any judgments entered after the filing of the Chapter 11 Cases with respect to litigation pending upon the filing of the Chapter 11 Cases, any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact, or the worsening of any of the foregoing (each, an “MAE Event”), that, individually or together with all other MAE Events, has had or would reasonably be expected to have, a material adverse effect on either (x) the business, operations, finances, properties, interests, reserves, condition (financial or otherwise), assets or liabilities of the Credit Parties, taken as a whole or (y) the ability of the Credit Parties, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, the Plan of Reorganization.

(y)     The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries, for the three (3) most recently completed fiscal years ended at least ninety (90) days before the Effective Date (it being understood and agreed that the financial statements described in this clause (i) have been received by the Administrative Agent and the condition precedent described in this clause (i) has been satisfied with respect to the fiscal years of the Parent Guarantor ended December 31, 2017, December 31, 2018, and December 31, 2019), (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries, for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least forty-five (45) days before the Effective Date (in each case, together with the corresponding period from the prior fiscal year) (it being agreed and understood that the financial statements described in this clause (ii) have been received by the Administrative Agent and the condition precedent described in this clause (ii) has been satisfied with respect to the fiscal quarter of the Parent Guarantor ended March 31, 2020) and (iii) a pro forma unaudited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of the Effective Date (as if the Effective Date had occurred on the last date of the most recently ended fiscal quarter for which financial statements are available), after giving effect to the making of the initial extensions of credit under this Agreement, the application of the proceeds thereof and to the other Transactions contemplated to occur on the Effective Date, certified by a Financial Officer of the Parent Guarantor, which shall reflect no Indebtedness other than (x) the Obligations and (y) Indebtedness permitted by Section 9.02 (excluding Section 9.02(f)).

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. The Administrative Agent shall notify the Parent Guarantor, the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02     Each Credit Event. The obligation of each Lender to make any new Loan, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)     The representations and warranties of the Credit Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall be true and correct in all material respects as of such specified earlier date, and (ii) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall be true and correct in all respects.

(c)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Consolidated Cash Balance does not exceed the Excess Cash Threshold.

(d)     The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (including an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the foregoing clauses (a) through (c).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Parent Guarantor and the Borrower jointly and severally represent and warrant to the Lenders that:

Section 7.01     Organization; Powers. The Parent Guarantor and each Restricted Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications would not reasonably be expected to have a Material Adverse Effect.

Section 7.02     Authority; Enforceability. After giving effect to the Confirmation Order and the Plan of Reorganization, the Transactions are within the Parent Guarantor’s and each Restricted Subsidiary’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action and, if required, action by any holders of its Equity Interests (including any action required to be taken by any class of directors, managers or supervisors, whether interested or disinterested, as applicable, of the Parent Guarantor or any other Person, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03     Approvals; No Conflicts. After giving effect to the Confirmation Order and the Plan of Reorganization, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of the Parent Guarantor or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect, other than (i) the recording and filing of the Security Instruments as required by this Agreement, (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default or an Event of Default under any provision of this Agreement other than this Section 7.03 or would not reasonably be expected to have a Material Adverse Effect, (iii) the filing of any required document with the SEC and (iv) such consents, approvals, registrations, filings and actions as may be necessary in connection with the grant of Liens on any Properties that are under the jurisdiction of the Bureau of Indian Affairs or any similar tribal Governmental Authority, (b) will not violate any applicable law or regulation or the limited liability company agreements, charter, by-laws or other organizational documents of the Parent Guarantor or any Restricted Subsidiary or any order of any Governmental Authority, which violation would reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture or other agreement regarding Material Indebtedness binding upon the Parent Guarantor or any Restricted Subsidiary or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by the Parent Guarantor or any Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any material Property of the Parent Guarantor or any Restricted Subsidiary (other than the Liens created by the Loan Documents), except to the extent such violation, default or Lien under this clause (d) could not reasonably be expected to result in a Material Adverse Effect.

Section 7.04     Financial Condition; No Material Adverse Effect.

(a)     The Borrower has heretofore furnished to the Lenders the Parent Guarantor’s (or its parent entity, if applicable) consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2019, reported on by Deloitte & Touche LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2020. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Guarantor and its Consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)     No Material Adverse Effect has occurred since the Effective Date.

(c)     Except as set forth on Schedule 7.04(c), and other than the Obligations hereunder, neither the Parent Guarantor nor any Restricted Subsidiary has on the date hereof after giving effect to the Transactions, any material Indebtedness (including Disqualified Capital Stock) or any material off-balance sheet liabilities or partnership liabilities that would be required by GAAP to be reflected or noted in audited financial statements, or any unusual forward or long-term commitments or unrealized or anticipated losses from any such unfavorable commitments.

Section 7.05     Litigation. After giving effect to the Confirmation Order and the Plan of Reorganization, and except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Guarantor or the Borrower, threatened in writing against the Parent Guarantor or any Restricted Subsidiary (a) not fully covered by insurance (except for normal deductibles), that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that are non-frivolous and challenge the validity or enforceability of any Loan Document or the Transactions.

Section 7.06     Environmental Matters. Except for matters set forth on Schedule 7.06 or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)     After giving effect to the Confirmation Order and the Plan of Reorganization, Parent Guarantor and its Subsidiaries and each of their respective Properties and operations thereon are in compliance with all applicable Environmental Laws;

(b)     After giving effect to the Confirmation Order and the Plan of Reorganization, Parent Guarantor and its Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and neither the Parent Guarantor nor any of its Subsidiaries has received any written notice or, to the Parent Guarantor’s or the Borrower’s knowledge, oral notice that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(c)     After giving effect to the Confirmation Order and the Plan of Reorganization, there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Parent Guarantor’s or the Borrower’s knowledge, threatened against the Parent Guarantor or any Subsidiary with respect to any of their respective Properties or as a result of any operations at such Properties;

(d)     none of the Properties of the Parent Guarantor or any Subsidiary contain any: underground storage tanks for Hazardous Materials; asbestos-containing materials; landfills or dumps; hazardous waste management units as defined pursuant to RCRA or any comparable state law; or sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law, in each case that would reasonably be expected to result in liability for the Parent Guarantor or any Subsidiary under Environmental Law;

(e)     (i) there has been no Release or, to the Parent Guarantor’s or the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Parent Guarantor’s or any Subsidiary’s Properties that would reasonably be expected to result in liability for the Parent Guarantor or any Subsidiary under Environmental Law, and (ii) there are no investigations, remediations, abatements, removals, or monitorings related to any contamination by Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Parent Guarantor or the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property that would reasonably be expected to result in liability for the Parent Guarantor or any Subsidiary under Environmental Law;

(f)     neither the Parent Guarantor nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Parent Guarantor’s or any Subsidiary’s Properties and, to the Parent Guarantor’s or the Borrower’s knowledge, there are no conditions of contamination that would reasonably be expected to result in the receipt of such written notice;

(g)     there has been no exposure of any Person to any Hazardous Materials as a result of or in connection with the operations and businesses of any of Parent Guarantor’s or the Subsidiaries’ Properties that would reasonably be expected to form the basis for a claim against the Parent Guarantor or any Subsidiary for damages or compensation pursuant to Environmental Law; and

(h)     on or prior to the Effective Date, the Parent Guarantor and the Borrower have made available to the Administrative Agent complete and correct copies of all material environmental site assessment report, and studies on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that have been prepared within the last three (3) years immediately preceding the Effective Date and are in the Parent Guarantor’s or the Borrower’s possession and relating to the Parent Guarantor’s or any Subsidiary’s Properties or operations thereon.

Section 7.07     Compliance with Laws and Agreements; No Defaults.

(a)     After giving effect to the Confirmation Order and the Plan of Reorganization, each of Parent Guarantor and the Restricted Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to be in compliance or to have possession, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)     No Default has occurred and is continuing.

Section 7.08     Investment Company Act. Neither the Parent Guarantor nor any Restricted Subsidiary is required to register as an “investment company” or a company “controlled” by an entity required to register as “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09     Taxes. Each of Parent Guarantor and the Restricted Subsidiaries has timely filed or caused to be filed all federal income Tax returns and reports, and all other material Tax returns and reports, required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (in each case, for the avoidance of doubt and to the extent applicable, after giving effect to the Confirmation Order and Plan of Reorganization), except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Parent Guarantor or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of Parent Guarantor and the Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Parent Guarantor, adequate in all material respects. Except as would not reasonably be expected to result in a Material Adverse Effect, no Tax Lien (other than an Excepted Lien) has been filed and, to the knowledge of the Parent Guarantor or the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10    ERISA. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)    the Parent Guarantor, the Subsidiaries and each ERISA Affiliate is in material compliance with ERISA and, where applicable, the Code regarding each Plan;

(b)    each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code;

(c)    no act, omission or transaction has occurred which could result in the imposition on the Parent Guarantor or any Subsidiary (whether directly or indirectly) of either a civil penalty assessed pursuant to subsections (i) or (l) of section 502 of ERISA or a tax imposed pursuant to section 4975 of the Code or breach of fiduciary duty liability damages under section 409 of ERISA;

(d)    full payment when due has been made of all amounts which the Parent Guarantor, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof; and

(e)    none of the Parent Guarantor, any Subsidiary or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA that provides benefits to retirees or former employees of such entities, with respect to which its sponsorship of, maintenance of or contribution to may not be terminated by the Parent Guarantor, a Subsidiary or an ERISA Affiliate, as the case may be, in its sole discretion at any time without any material liability to the Parent Guarantor or any Subsidiary other than for benefits due as of, or claims incurred prior to, the effective date of such termination, except where such a termination is not allowed under applicable law (including, but not limited to, the Consolidated Omnibus Budget Reconciliation Act of 1985).

Section 7.11    Disclosure; No Material Misstatements.

(a)    The certificates, written statements and reports, and other written information, taken as a whole, furnished by or on behalf of the Borrower or any Guarantor to the Administrative Agent and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, do not, when furnished, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were or are made, not materially misleading; provided that (i) to the extent any such certificate, statement, report, or information was based upon or constitutes a forecast or projection, each of the Parent Guarantor and the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time furnished (it being recognized by the Lenders, however, that such forecast or projection is not to be viewed as facts and that actual results during the period or periods covered by any such forecast or projection may differ from the projected results, and such differences may be material and that each of the Parent Guarantor and the Borrower makes no representation that such projections will be realized) and (ii) as to statements, information and reports supplied by third parties, each of the Parent Guarantor and the Borrower represents only that it is not aware of any material misstatement or omission therein. There are no statements or conclusions in any Reserve Report which are based upon or include material misleading information of a material fact or fail to take into account known material information, in light of the circumstances under which they are made, regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the other Credit Parties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the other Credit Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b)    As of the Effective Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification delivered, on or prior to the Effective Date, to any Lender in connection with this Agreement is true and correct in all material respects.

Section 7.12    Insurance. Parent Guarantor and the Borrower have, and have caused the Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least such amounts and against such risks as are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Parent Guarantor and the Restricted Subsidiaries (it being understood and agreed that the Parent Guarantor and its Subsidiaries may self-insure to the extent and in a manner customary for companies engaged in the same or similar business of similar size and financial condition). The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as a loss payee with respect to such property loss insurance covering Collateral.

Section 7.13    Restriction on Liens. After giving effect to the Confirmation Order and the Plan of Reorganization, neither the Parent Guarantor nor any Restricted Subsidiary is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, that restricts or purports to restrict its ability to grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of their Properties to secure the Indebtedness under the Loan Documents, or restricts any Restricted Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to Parent Guarantor or any Restricted Subsidiary, or restricts any Restricted Subsidiary from making loans or advances to Parent Guarantor or any Restricted Subsidiary, or which requires the consent of other Persons in connection therewith, except, in each case, for such encumbrances or restrictions permitted under Section 9.13.

Section 7.14    Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent from time to time (which shall promptly furnish a copy to the Lenders), which shall upon disclosure be deemed a supplement to Schedule 7.14, the Parent Guarantor and the Restricted Subsidiaries do not have any other Subsidiaries. Schedule 7.14 identifies, as of the Effective Date, each Subsidiary listed thereon as either (a) a Restricted Subsidiary or an Unrestricted Subsidiary and (b) a Foreign Subsidiary or a Domestic Subsidiary. As of the Effective Date, Schedule 7.14 sets forth each Person (other than a Subsidiary) in which the Parent Guarantor or a Restricted Subsidiary owns Equity Interests and the percentage of all Equity Interests in such Person owned by the Parent Guarantor or such Restricted Subsidiary. The Parent Guarantor has no Foreign Subsidiaries other than (i) Whiting Canadian Holding Company and (ii) any Restructuring Subsidiary that is a Foreign Subsidiary.

Section 7.15    Location of Business and Offices. After giving effect to the Confirmation Order and the Plan of Reorganization, the Borrower’s jurisdiction of organization is Delaware, the name of the Borrower as listed in the public records of its jurisdiction of organization is Whiting Oil and Gas Corporation, and the organizational identification number of the Borrower in its jurisdiction of organization is 2015285 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(g) in accordance with Section 12.01). The Borrower’s chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(g) and Section 12.01(c)). Each Guarantor’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(g)).

Section 7.16    Properties; Titles, Etc.. After giving effect to the Confirmation Order and the Plan of Reorganization:

(a)    Each of the Borrower and the other Credit Parties has good and defensible title to substantially all of its Borrowing Base Properties evaluated in the most recently delivered Reserve Report (other than those Transferred in compliance with Section 9.10 since delivery of such Reserve Report, leases that have expired in accordance with their terms and those title defects disclosed in writing to the Administrative Agent) and good title to, or a valid contractual interest in, all of its material personal Properties, in each case, free and clear of all Liens except Permitted Liens. The Borrower or the other Credit Parties specified as the owner owns in all material respects the net interests in production attributable to their Oil and Gas Properties as reflected in the most recently delivered Reserve Report, and the ownership of such Properties does not in any material respect obligate such Person to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in its net revenue interest in such Property or the revenues therefrom.

(b)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) all material leases and agreements necessary for the conduct of the business of the Borrower and the other Credit Parties and (ii) all oil and gas leases of the Borrower and the other Credit Parties are, in each case, valid and subsisting and in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases referred to in the foregoing clauses (i) and (ii).

(c)    The rights and Properties presently owned, leased or licensed by the Borrower and the other Credit Parties, including all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the other Credit Parties to conduct their business in all material respects in the same manner as their business has been conducted prior to the date hereof.

(d)    All of the Properties of the Borrower and the other Credit Parties which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, ordinary wear and tear excepted, except to the extent any failure to satisfy the foregoing would not reasonably be expected to have a Material Adverse Effect.

(e)    The Parent Guarantor and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business (including databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical data), and the use thereof by the Parent Guarantor and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 7.17    Maintenance of Properties. After giving effect to the Confirmation Order and the Plan of Reorganization, except for such acts or failures to act as would not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties of the Parent Guarantor and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Oil and Gas Properties of the Parent Guarantor and its Restricted Subsidiaries and other contracts and agreements forming a part of the Oil and Gas Properties of the Parent Guarantor and its Restricted Subsidiaries.

Section 7.18    Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(d), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Parent Guarantor or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time, without then or thereafter receiving full payment therefor, exceeding 1.0% of the aggregate annual production of gas from the Oil and Gas Properties of the Parent Guarantor and its Restricted Subsidiaries during the most recent calendar year (on an mcf basis).

Section 7.19    Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, or hereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (but, in each case, subject to any limitations on disclosure of such information pursuant to binding confidentiality obligations with non-Affiliates), no material agreements exist, which are not cancelable on ninety (90) days’ notice or less without penalty or detriment, for the sale of the Parent Guarantor’s and its Restricted Subsidiaries’ Hydrocarbon production (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that pertain to the sale of production at a fixed price and have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20    Swap Agreements and Qualified ECP Counterparty. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), as of the date of (or as of the date(s) otherwise set forth in) such report, sets forth, a true and complete list of all Swap Agreements of the Parent Guarantor and each of its Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark-to-market value thereof, all credit support agreements relating thereto other than Loan Documents (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Counterparty.

Section 7.21    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) for working capital and other general corporate purposes of the Parent Guarantor and its Subsidiaries, (b) together with cash on hand, to refinance and replace a portion of the outstanding obligations under the Pre-Petition Credit Agreement, (c) to pay fees and expenses in connection with the Transactions, and (d) to pay fees and expenses in connection with the Credit Parties’ emergence from the Chapter 11 Cases. The Parent Guarantor and its Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, Regulation U or Regulation X). No part of the proceeds of any Loan will be used, whether directly or indirectly, to buy or carry any margin stock or for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulation T, Regulation U and Regulation X. The Borrower will not request any Borrowing or Letter of Credit, and neither the Parent Guarantor nor the Borrower shall use, and shall procure that their respective Subsidiaries and their or their respective Subsidiaries’ respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.22    Solvency. After giving effect to the Confirmation Order, the Plan of Reorganization, the Transactions and the other transactions contemplated hereby and thereby and each Borrowing and issuance, amendment, renewal or extension of any Letter of Credit made hereunder, (a) the aggregate assets (after giving effect to amounts that would reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, exceed the aggregate Indebtedness and liabilities of the Borrower and the Guarantors on a consolidated basis, (b) the Borrower and the Guarantors have not incurred and do not intend to incur, and do not believe that they have incurred, Indebtedness and liabilities beyond their ability to pay such Indebtedness or liabilities (after taking into account the timing and amounts of cash they reasonably expect could be received and the amounts that they reasonably expect could be payable on or in respect of their liabilities, and giving effect to amounts that would reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) as such Indebtedness and liabilities become absolute and mature, and (c) the Borrower and the Guarantors, taken as a whole, do not have (and do not have reason to believe that they will have thereafter) unreasonably small capital for the conduct of their business.

Section 7.23    Anti-Corruption Laws and Sanctions. The Parent Guarantor and the Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance by the Parent Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Guarantor, its Subsidiaries and their respective officers and directors and, to the knowledge of each of the Parent Guarantor and the Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Guarantor, any Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of each of the Parent Guarantor and the Borrower, any agent of the Parent Guarantor or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate any Anti-Corruption Law or applicable Sanctions.

Section 7.24    Affected Financial Institutions. No Credit Party is an Affected Financial Institution.

Section 7.25    Security Instruments. The Security Instruments are (or, in the case of Security Instruments executed after the Effective Date, will be) effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Mortgaged Property and Collateral and proceeds thereof.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until Payment in Full, each of Parent Guarantor and the Borrower covenants and agrees with the Lenders that:

Section 8.01    Financial Statements; Other Information. The Parent Guarantor or the Borrower, as applicable, will furnish to the Administrative Agent and each Lender:

(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than one hundred five (105) days after the end of each fiscal year of Parent Guarantor, its audited consolidated balance sheet and related statements of operations, owners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (except for the fiscal year ending December 31, 2020 for which no comparison shall be required to be delivered other than as required by Accounting Standard Codification 852), all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than, solely in the case of any such opinion delivered within one (1) year of the Maturity Date, solely with respect to, or resulting solely from, the current Maturity Date under this Agreement) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)    Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Parent Guarantor commencing with the fiscal quarter ending September 30, 2020, its consolidated balance sheet and related statements of operations, owners’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (except for any fiscal quarters ending on or prior to June 30, 2021 for which no comparison shall be required to be delivered other than as required by Accounting Standard Codification 852), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)    Certificate of Financial Officer - Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a compliance certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default then exists and, if a Default then exists, (ii) specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) certifying that the Parent Guarantor is in compliance with Section 9.01 as of the last day of the fiscal period covered by such financial statements as required therein and in connection therewith, setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iv) stating whether any change in GAAP or in the application thereof that is applicable to the Parent Guarantor or the Borrower has occurred since December 31, 2019 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)    Certificate of Financial Officer - Swap Agreements. Concurrently with any delivery of a Reserve Report under Section 8.12(a), a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Parent Guarantor and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes set forth for each month during the term of such Swap Agreement), the estimated net mark-to-market value therefor, any new credit support agreements relating thereto (other than Loan Documents) not listed on Schedule 7.20, any margin required or supplied under any credit support document and the counterparty to each such agreement.

(e)    Certificate of Insurer - Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), one or more certificates of insurance coverage from Parent Guarantor’s insurance broker or insurers with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, copies of the applicable policies.

(f)    [Reserved].

(g)    Information Regarding Borrower and Guarantors. Promptly, but in any event, within five (5) Business Days after the occurrence thereof (or such later date as the Administrative Agent may agree to in its sole discretion), written notice of any change in (i) the Borrower’s or any Guarantor’s corporate name, (ii) the jurisdiction in which the Borrower or any Guarantor is incorporated, formed, or otherwise organized, (iii) the location of the Borrower’s or any Guarantor’s chief executive office, (iv) the Borrower’s or any Guarantor’s identity or corporate, limited liability or partnership structure, or (v) the Borrower’s or any Guarantor’s organizational identification number in such jurisdiction of organization or federal taxpayer identification number.

(h)    Notices of Certain Changes. Promptly, but in any event within ten (10) Business Days after the execution thereof (or such later date as the Administrative Agent may agree to in its sole discretion), copies of any material amendment, modification or supplement to the certificate of formation, limited liability company agreement, articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Parent Guarantor or any Restricted Subsidiary.

(i)    Issuance and Incurrence of Indebtedness. Promptly, but in any event, within three (3) Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) after the incurrence thereof, written notice of the incurrence by the Parent Guarantor or any Restricted Subsidiary of any Specified Additional Indebtedness (to the extent constituting Material Indebtedness), any Permitted Refinancing Indebtedness in respect thereof or any Material Indebtedness, as well as the amount thereof, the closing date and definitive documentation for the foregoing and any other related information reasonably requested by the Administrative Agent (to the extent permitted by, and subject to, the confidentiality provisions thereof).

(j)    Opening of Accounts. Promptly, but in any event, within ten (10) Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) after the opening thereof, written notice (such notice to include reasonably detailed information regarding the account number, purpose and applicable bank or other institution in respect of such Deposit Account, Commodities Account or Securities Account) to the Administrative Agent of any Deposit Account, Commodities Account or Securities Account (other than an Excluded Account) opened by the Borrower or any Guarantor.

(k)    Other Requested Information. Promptly following any reasonable request therefor, (i) such other information regarding the operations, business affairs and financial condition of Parent Guarantor or any Restricted Subsidiary (including any Plan and any reports or other information required to be filed with the Internal Revenue Service, the Department of Labor and/or the PBGC with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(l)    12-Month Cash Flow Forecast. On each Redetermination Date with respect to a Scheduled Redetermination, a forecast of cash flows and capital expenditures of the Parent Guarantor and the Restricted Subsidiaries for the immediately succeeding 12-month period (beginning with the Initial Redetermination Date), including assumptions used in calculating such projections and such other information as may be reasonably requested by the Administrative Agent, which shall be in a form reasonably satisfactory to the Administrative Agent.

(m)    Production Report and Lease Operating Statements. Concurrently with the delivery of any Reserve Report under Section 8.12, (i) a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties of the Borrower and the Guarantors and (ii) a report setting forth, for each calendar quarter during the then current fiscal year to date, the related ad valorem, severance and production taxes and lease operating expenses attributable to such production and incurred for each such calendar quarter (such data provided may be based on actual information received to date and not based on a GAAP accrual basis of accounting).

(n)    Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Subsidiaries of the Parent Guarantor are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Parent Guarantor.

(o)    Other Accounting Reports. Promptly upon receipt thereof, subject to confidentiality provisions contained therein that are binding on the Parent Guarantor or its Subsidiaries with respect to such information, a copy of each other material report or opinion submitted to the Parent Guarantor or any of its Subsidiaries by independent accountants in connection with any annual audit made by them of the books of the Parent Guarantor or any such Subsidiary, and a copy of any response by the Parent Guarantor or any such Subsidiary to such material report or opinion.

(p)    SEC and Other Filings; Reports to Shareholders. To the extent the Parent Guarantor or the Borrower is required to file periodic reports with the Securities and Exchange Commission, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Guarantor or any Subsidiary with the SEC, or with any national securities exchange and distributed by the Parent Guarantor or the Borrower to its shareholders.

(q)    List of Purchasers. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of an Responsible Officer of the Borrower setting forth a list of Persons purchasing Hydrocarbons from the Borrower or any other Credit Party which collectively account for at least 80% of the revenues resulting from the sale of all Hydrocarbons from the Borrower and such other Credit Parties during the fiscal year for which such financial statements relate.

(r)    Notice of Sales of Oil and Gas Properties and Liquidation of Swap Agreements. In the event the Parent Guarantor or any Restricted Subsidiary intends to sell, transfer, assign, Liquidate or otherwise Transfer Borrowing Base Properties, Swap Agreements or any Equity Interests in any Restricted Subsidiary that owns Borrowing Base Properties in accordance with Section 9.10 which are included in the then-current Borrowing Base, in each case, that when taken together with all other such Transfers or Liquidations since the most recent Redetermination Date, would exceed 5.0% of the then-effective Borrowing Base, at least three (3) Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree in its sole discretion) of such Transfer or Liquidation, which notice shall set forth (i) the price thereof, in the case of Borrowing Base Properties (or any Equity Interests of any Restricted Subsidiary that owns Borrowing Base Properties), (ii) the anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom, in the case of Swap Agreements and (iii) in each case, the date of anticipated closing and any other details thereof reasonably requested by the Administrative Agent.

(s)    Notice of Casualty Events. Prompt written notice, and in any event within three (3) Business Days after a Responsible Officer of the Borrower or of any Guarantor obtains knowledge of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event having a fair market value in excess of $10,000,000.

(t)    Excess Cash Certificate. If, at the end of any Excess Cash Test Date, (i) Loans are outstanding and (ii) the Consolidated Cash Balance is greater than or equal to seventy-five percent (75%) of the Excess Cash Threshold, then the Borrower shall, on the immediately following Business Day (and in any event, no later than concurrently with any prepayment required under Section 3.04(c)(iv) on such date), provide to the Administrative Agent a certificate of a Financial Officer of the Borrower, certifying to accuracy of the calculations of the Consolidated Cash Balance and Excluded Cash, in each case, as of such Excess Cash Test Date, and attaching as an exhibit thereto reasonably detailed summary bank statements of in support of such calculations.

Documents required to be delivered pursuant to Section 8.01(a), (b), (i), (o) or (p) may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which Parent Guarantor or the Borrower posts such documents, or provides a link thereto on Parent Guarantor’s or the Borrower’s public website; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website (including the SEC’s EDGAR website), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

The Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Parent Guarantor and/or the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on an Approved Electronic Platform. The Parent Guarantor and the Borrower hereby acknowledge that certain of the Lenders may from time to time elect to be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”) and the Parent Guarantor and the Borrower hereby agree that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Company Materials “PUBLIC,” the Parent Guarantor and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Parent Guarantor, the Borrower or their respective securities for purposes of United States Federal and state securities laws, (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Investor” and (z) the Administrative Agent shall be entitled to treat Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Investor.”

Section 8.02    Notices of Material Events. In addition to the notices required under Section 8.01 and Section 8.10(b), the Parent Guarantor or the Borrower, as applicable, will furnish to the Administrative Agent and each Lender prompt (and in any event within five (5) Business Days of a Responsible Officer becoming aware thereof) written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Parent Guarantor or any Restricted Subsidiary not previously disclosed in writing to the Lenders that would reasonably be expected to result in a Material Adverse Effect, or the occurrence of any adverse development in any such action, suit, proceeding, investigation or arbitration that is reasonably expected to result in a Material Adverse Effect;

(c)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority that (i) constitutes a material adverse claim against, or asserts a material cloud upon the Borrower’s or any other Credit Party’s title to, any material Mortgaged Property or other Collateral pledged pursuant to the Security Instruments or (ii) otherwise attacks the validity or (other than by asserting a Permitted Lien) the priority of the Administrative Agent’s Liens in any material Mortgaged Property or other Collateral pledged pursuant to the Security Instruments, or of the Security Instruments under which such Mortgaged Property or other Collateral is mortgaged or pledged; and

(d)    any other development that results in, or would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03    Existence; Conduct of Business. The Parent Guarantor and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.09. The Parent Guarantor and the Borrower will, and will cause each Restricted Subsidiary to maintain its legal existence in Delaware, another State within the United States of America or the District of Columbia.

Section 8.04    Payment of Obligations. After giving effect to the Confirmation Order and the Plan of Reorganization, Parent Guarantor and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities of Parent Guarantor and all of its Restricted Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Parent Guarantor or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of Parent Guarantor or any Restricted Subsidiary.

Section 8.05    Performance of Obligations under Loan Documents. The Borrower will pay the Loans in accordance with the terms hereof, and the Parent Guarantor and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents.

Section 8.06    Operation and Maintenance of Properties. The Parent Guarantor and the Borrower, at their own expense, will, and will cause each Restricted Subsidiary to:

(a)    operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)    keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and depletion excepted) all of its Oil and Gas Properties, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)     promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(d)    promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e)    To the extent the Parent Guarantor or a Restricted Subsidiary is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06, but failure of the operator so to comply will not constitute a Default or an Event of Default hereunder.

Section 8.07    Insurance. The Parent Guarantor and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (it being understood and agreed that the Parent Guarantor and its Subsidiaries may self-insure to the extent and in a manner customary for companies engaged in the same or similar business of similar size and financial condition). The Administrative Agent and the Lenders shall be named as additional insureds in respect of such liability insurance policies, and the Administrative Agent shall be named as lender loss payee with respect to property loss insurance covering Collateral and such policies shall provide that the Administrative Agent shall receive not less than thirty (30) days’ prior notice of cancellation or non-renewal (or, if less, the maximum advance notice that the applicable carrier will agree to provide).

Section 8.08    Books and Records; Inspection Rights. The Parent Guarantor and the Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities (to the extent required by GAAP). The Parent Guarantor and the Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as reasonably requested, and at the sole expense of Borrower not to exceed once in any calendar year (unless an Event of Default has occurred and is continuing).

Section 8.09    Compliance with Laws. The Parent Guarantor and the Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Parent Guarantor and the Borrower will maintain in effect and enforce policies and procedures, to ensure regarding compliance by the Parent Guarantor, the Borrower, their Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.10    Environmental Matters.

(a) Each of the Parent Guarantor and the Borrower will at its sole expense: (i) comply, and cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, to the extent the breach thereof would be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Parent Guarantor’s, the Borrower’s or their Subsidiaries’ Properties or any other property offsite the

Property to the extent caused by the Parent Guarantor’s, the Borrower’s or any of their Subsidiaries’ operations except in compliance with applicable Environmental Laws, to the extent such Release or threatened Release would reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Parent Guarantor’s, the Borrower’s or their Subsidiaries’ Properties, to the extent such failure to obtain or file would reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required of the Parent Guarantor or any Subsidiary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Parent Guarantor, the Borrower’s or their Subsidiaries’ Properties, to the extent failure to do so would reasonably be expected to have a Material Adverse Effect; and (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not unreasonably expose any Property or Person to Hazardous Materials that would reasonably be expected to cause the Parent Guarantor, the Borrower or their Subsidiaries to owe damages or compensation pursuant to applicable Environmental Laws that would reasonably be expected to cause a Material Adverse Effect.

(b)    If the Parent Guarantor or any Subsidiary receives written notice of any action or, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Parent Guarantor, the Borrower or their Subsidiaries or their Properties, in each case in connection with any Environmental Laws, the Borrower will within fifteen days after any Responsible Officer obtains actual knowledge thereof give written notice of the same to Administrative Agent if such action, investigation, inquiry, demand or lawsuit would reasonably be expected to cause a Material Adverse Effect.

(c)    In connection with any acquisition by the Parent Guarantor or any Restricted Subsidiary of any Oil and Gas Property, other than an acquisition of additional interests in Oil and Gas Properties in which the Parent Guarantor or any Restricted Subsidiary previously held an interest, to the extent the Parent Guarantor or such Restricted Subsidiary obtains or is provided with same, the Parent Guarantor and the Borrower will, and will cause each Restricted Subsidiary to, promptly following the Parent Guarantor’s or such Restricted Subsidiary’s obtaining or being provided with the same, deliver to the Administrative Agent such final and non-privileged material environmental reports of such Oil and Gas Properties as are reasonably requested by the Administrative Agent.

Section 8.11    Further Assurances.

(a)    Each of the Parent Guarantor and the Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Parent Guarantor or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations (including an updated Perfection Certificate, exhibits to Security Instruments (which shall be in recordable form for the applicable jurisdiction) and any other information reasonably requested in connection with the identification of any Collateral), or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents that may be reasonably necessary or appropriate in connection therewith.

(b)    The Parent Guarantor and the Borrower hereby authorize the Administrative Agent (or its designee) to file one or more financing or continuation statements, and amendments thereto, describing all or any part of the Collateral without the signature of the Borrower or any Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each of the Parent Guarantor and the Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent.

Section 8.12    Reserve Reports.

(a)    In addition to the Initial Reserve Report which has been delivered on or prior to the Effective Date, on or before each date set out in the right column of the following table, the Parent Guarantor shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the Guarantors as of the date set out in the same line in the left column of such table:

As-of Date	Delivery Date
January 1, 2021 and each January 1 thereafter	the next following March 1
July 1, 2021 and each July 1 thereafter	the next following September 1

(b)    The Reserve Reports as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Reports as of July 1 of each year shall be prepared at the Parent Guarantor’s option, either by Approved Petroleum Engineers or by the internal reserve engineering staff of the Parent Guarantor and/or the Borrower, provided that if the July 1 Reserve Report is prepared by the internal reserve engineering staff of the Parent Guarantor and/or the Borrower, such Reserve Report shall be (i) certified by the chief engineer of the Parent Guarantor and/or the Borrower as true and accurate in all material respects and (ii) prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(c)    In the event of an Interim Redetermination, the Parent Guarantor shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared either by Approved Petroleum Engineers or by the Parent Guarantor’s and/or the Borrower’s internal reserve engineering staff, in each case in accordance with the procedures used in the immediately preceding January 1 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Parent Guarantor shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(d)    With the delivery of each Reserve Report (other than the Initial Reserve Report), the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer on behalf of the Parent Guarantor certifying that in all material respects (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, (ii) the Parent Guarantor or its Restricted Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Permitted Liens, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Parent Guarantor or any of its Restricted Subsidiaries to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Borrowing Base Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all such Borrowing Base Properties sold, (v) attached thereto is a list of all marketing agreements entered into subsequent to the later of the date hereof and the most recently delivered Reserve Report which the Parent Guarantor would reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) the percentage of the total value of the Borrowing Base Properties that the value of the then Mortgaged Properties represents in compliance with Section 8.14(a).

Section 8.13    Title Information.

(a)    On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Parent Guarantor shall deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties of the Borrower and the Guarantors evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 90% of the total PV-9 of the Borrowing Base Properties of the Borrower and the Guarantors evaluated by such Reserve Report.

(b)    If the Parent Guarantor has provided title information for additional Oil and Gas Properties under Section 8.13(a), the Parent Guarantor shall, within sixty (60) days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Oil and Gas Properties (or such longer period as the Administrative Agent may approve in its sole discretion), either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions having an equivalent or greater value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 90% of the PV-9 of the Borrowing Base Properties of the Borrower and the Guarantors evaluated by such Reserve Report.

(c)    If the Parent Guarantor is unable to cure any title defect requested by the Administrative Agent to be cured within the 60-day period of time required by clause (b) above or the Parent Guarantor does not comply with the requirements to provide acceptable title information covering at least 90% of the PV-9 of the Borrowing Base Properties of the Borrower and the Guarantors evaluated in the most recent Reserve Report within such 60-day period, such failure shall not be a Default, but instead the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Required Lenders are not reasonably satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the mortgage requirement in Section 8.14(a), and the Administrative Agent may send a notice to the Parent Guarantor, the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders (which amount may be proposed by the Administrative Agent) to cause the Parent Guarantor to be in compliance with the requirement to provide reasonably acceptable title information covering at least 90% of the PV-9 of the Borrowing Base Properties evaluated by such Reserve Report. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14    Additional Collateral; Additional Guarantors.

(a)    In connection with each redetermination of the Borrowing Base following the Effective Date, the Parent Guarantor shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(d)) to ascertain whether the Mortgaged Properties represent at least 90% of the total PV-9 of the Borrowing Base Properties of the Borrower and the Guarantors evaluated by such Reserve Report, after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not satisfy the foregoing requirements, then the Parent Guarantor shall, and shall cause its Restricted Subsidiaries to, promptly grant, within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after delivery of the certificate required under Section 8.12(d), to the Administrative Agent, as security for the Obligations, Security Instruments covering additional Borrowing Base Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will comply with such requirements. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary (i) places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor and/or (ii) incurs or guarantees any Material Indebtedness, then in each case, it shall become a Guarantor and comply with Section 8.14(b).

(b)    The Parent Guarantor shall promptly cause each Subsidiary (other than Excluded Subsidiaries) to guarantee the Obligations pursuant to the Guaranty and Collateral Agreement. In connection with any such guaranty, the Parent Guarantor shall, or shall cause such Subsidiary to, promptly, but in any event no later than thirty (30) days (as may be extended by the Administrative Agent in its sole discretion) the formation or acquisition (or other similar event) of such Subsidiary, or the date such Subsidiary ceases to be an Excluded Subsidiary, to (i) execute and deliver a supplement to the Guaranty and Collateral Agreement, executed by such Subsidiary, (ii) pledge all of the Equity Interests of such Subsidiary that are owned by the Borrower or any Guarantor (and deliver the original stock certificates, if any, evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (iii) grant Liens in favor of the Administrative Agent on all Property of such Subsidiary (other than Property excluded from the grant of such Liens pursuant to the terms of the Security Instruments) and (iv) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. It is agreed and understood that the Parent Guarantor may (in its sole discretion) cause any Subsidiary to become a Guarantor and to execute and deliver the Guaranty and Collateral Agreement (or a supplement to such document).

(c)    Notwithstanding any provision in any of the Loan Documents to the contrary, (i) in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by the Borrower or any other Credit Party required to be included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument; provided, that the Borrower’s and the other Credit Parties’ interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall not be excluded from the Mortgaged Property and shall be encumbered by all applicable Security Instruments and (ii) no Foreign Subsidiary shall be required to be a Guarantor.

(d)    The Parent Guarantor and the Borrower shall cause all Borrowing Base Properties to at all times be owned by the Borrower or a Wholly-Owned Subsidiary.

Section 8.15    Unrestricted Subsidiaries. The Parent Guarantor and the Borrower:

(a)    will cause the management, business and affairs of each of the Parent Guarantor, the Restricted Subsidiaries and the Unrestricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Parent Guarantor and the respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Parent Guarantor and the Restricted Subsidiaries.

(b)    will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries.

(c)    will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Parent Guarantor or any Restricted Subsidiary.

Section 8.16    Commodity Exchange Act Keepwell Provisions. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide to each Credit Party (other than the Borrower) such funds or other support as may be needed from time to time by such Credit Party in order for such Credit Party to honor its Obligations with respect to any Swap Agreements or CFTC Hedging Obligations for which it is liable, whether such Swap Agreements or CFTC Hedging Obligations are entered into directly by such Credit Party or are guaranteed under the Guaranty and Collateral Agreement (provided, however, that the Borrower shall only be liable under this Section 8.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.16, or otherwise under this Agreement or any Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.16 shall remain in full force and effect until this Agreement is terminated in accordance with its terms. Borrower intends that this Section 8.16 constitute a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.17    ERISA Compliance. The Parent Guarantor and the Borrower will promptly furnish and will cause the Subsidiaries to promptly furnish to the Administrative Agent after written request therefor by the Administrative Agent, copies of each annual and other report with respect to each Plan or any trust created thereunder, and promptly upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code for which no exemption exists or is available by statute, regulation, administrative exemption, or otherwise, in connection with any Plan or any trust created thereunder and that is reasonably expected to result in liability to the Parent Guarantor or any Subsidiary that is expected to have Material Adverse Effect, a written notice signed by the President or the principal Financial Officer or the Subsidiary, as the case may be, specifying the nature thereof, what action the Parent Guarantor or the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.18    Use of Proceeds and Letters of Credit. Each of the Parent Guarantor and the Borrower shall, and shall cause each of their respective Subsidiaries to, use the proceeds of the Loans and the Letters of Credit in accordance with Section 7.21.

Section 8.19    Deposit Accounts, Commodities Accounts and Securities Accounts; Location of Proceeds of Loans.

(a)    Subject to Section 8.21(a), the Parent Guarantor will, and will cause each other Credit Party to, cause each of their respective Deposit Accounts, Commodities Accounts or Securities Accounts (in each case, other than Excluded Accounts) to, within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) following the opening of any such account, at all times be subject to an Account Control Agreement in accordance with and to the extent required by the Guaranty and Collateral Agreement.

(b)    Subject to Section 8.21(a), the Parent Guarantor will, and will cause each other Credit Party to, until the proceeds of any Loans are transferred to a third party in a transaction not prohibited by the Loan Documents, hold the proceeds of any Loans made under this Agreement in a Deposit Account and/or a Securities Account that is subject to an Account Control Agreement (unless such proceeds are transferred to an Excluded Account described in clauses (c) through (g) of the definition thereof to be used exclusively for the purposes described therein). All Deposit Accounts of the Credit Parties (other than Excluded Accounts) shall at all times be maintained with a Lender.

Section 8.20    Swap Agreements. On the Effective Date, the Parent Guarantor and its Restricted Subsidiaries shall have entered into, and thereafter maintain, as of the Effective Date and the last day of each fiscal quarter of the Parent Guarantor thereafter, Swap Agreements with one or more Approved Counterparties that have notional volumes of not less than (a) 65% of the projected production of oil and gas from the Parent Guarantor’s and its Restricted Subsidiaries’ total Proved Developed Producing Reserves (based on the Reserve Report most recently delivered to the Administrative Agent), calculated separately, for the immediately succeeding 12-month period and (b) 35% of the projected production of oil and natural gas from the Parent Guarantor’s and its Restricted Subsidiaries’ total Proved Developed Producing Reserves (based on the Reserve Report most recently delivered to the Administrative Agent), calculated separately, for the 12-month period immediately succeeding the 12-month period described in clause (a) (clauses (a) and (b), collectively, the “Required Hedges”) (it being understood and agreed that compliance with this Section 8.20 shall be determined in accordance with the Hedging Principles); provided, that solely to the extent the Parent Guarantor and its Restricted Subsidiaries are unable to enter into and thereafter maintain the Required Hedges as of the Effective Date after the use of commercially reasonable efforts to do so (as determined by the Parent Guarantor in good faith), the Parent Guarantor and its Restricted Subsidiaries shall be required to enter into the Required Hedges no later than the date that is thirty (30) days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion) (the “Extended Hedge Deadline”); provided, further, that if the Parent Guarantor reasonably determines in good faith that, after working in good faith with the applicable Approved Counterparties, such Approved Counterparties have insufficient aggregate capacity or are unwilling or otherwise fail or refuse to enter into the Required Hedges with one or more Credit Parties on commercially reasonable terms substantially consistent with terms available to other similarly situated borrowers under reserve-based revolving credit facilities in the oil and gas industry by the Extended Hedge Deadline (the “Hedge Availability Shortfall Event”), then (x) on and after the Extended Hedge Deadline, the minimum percentages specified in the definition “Required Hedges” shall be reduced for purposes of compliance with this Section 8.20 solely to the extent necessary to reflect the maximum volumes for which such Approved Counterparties have sufficient aggregate capacity, willingness or otherwise agree to enter into with respect to such Required Hedges (as determined by the Parent Guarantor in good faith); provided, that the reduction of such minimum percentages described in the immediately preceding proviso shall automatically terminate, and such immediately preceding proviso shall be of no further force and effect during the term of this Agreement, on the first date on which the Hedge Availability Shortfall Event is no longer continuing and (y) during the period from the Extended Hedge Deadline until the Initial Redetermination Date, the Administrative Agent shall have the option to reduce the Borrowing Base in an amount determined by the Administrative Agent in its sole discretion (provided that no new Reserve Reports will need to be provided by the Parent Guarantor unless it so elects) to reflect the Borrowing Base Value accorded to such Required Hedges in the initial determination of the Borrowing Base to the extent that they were not entered into.

Section 8.21    Post-Effective Date Covenants.

(a)    Account Control Agreements. Notwithstanding the requirements set forth in Section 8.19, with respect to each Deposit Account, Commodity Account and Securities Account of the Credit Parties in existence on the Effective Date (other than, in each case, Excluded Accounts for so long as it is an Excluded Account), on or prior to the date that is ten (10) Business Days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower and each Guarantor shall deliver to the Administrative Agent duly executed Account Control Agreements in accordance with and to the extent required by the Guaranty and Collateral Agreement.

(b)    Insurance Certificates and/or Endorsements. To the extent that the Borrower and the other Credit Parties have not delivered the insurance certificates and/or endorsements required pursuant to Section 6.01(j) as of the Effective Date, the Borrower and/or the other Credit Parties shall, within thirty (30) days of the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion) deliver such insurance certificates and/or endorsements.

ARTICLE IX

NEGATIVE COVENANTS

Until Payment in Full, each of Parent Guarantor and the Borrower covenants and agrees with the Lenders that:

Section 9.01    Financial Covenants.

(a)    Consolidated Net Leverage Ratio. Commencing with the fiscal quarter ending December 31, 2020, the Parent Guarantor will not permit the Consolidated Net Leverage Ratio as of the last day of any fiscal quarter to exceed 3.50 to 1.00.

(b)    Current Ratio. Commencing with the fiscal quarter ending December 31, 2020, the Parent Guarantor will not permit, as of the last day of any fiscal quarter, the Current Ratio as of such date to be less than 1.0 to 1.0.

Section 9.02    Indebtedness. The Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Indebtedness, except:

(a)    the Loans, any Notes and other Obligations arising under the Loan Documents;

(b)    Indebtedness existing on the Effective Date and that is disclosed to the Lenders on Schedule 9.02;

(c)    Indebtedness under Capital Leases or that constitutes Purchase Money Indebtedness; provided that the aggregate principal amount of all Indebtedness described in this Section 9.02(c) at any one time outstanding shall not exceed $50,000,000 in the aggregate;

(d)    intercompany Indebtedness owing by the Borrower or any Guarantor to the Borrower or any Guarantor to the extent permitted by Section 9.05(c); provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Credit Party; provided further, that any such Indebtedness owed by either the Borrower or a Guarantor shall be subordinated to the Obligations on terms set forth in the Guaranty and Collateral Agreement;

(e)    Indebtedness constituting a guaranty by Borrower or any other Credit Party of other Indebtedness permitted to be incurred under this Section 9.02;

(f)    Indebtedness in respect of Specified Additional Indebtedness in an aggregate principal amount not to exceed $400,000,000 at any one time outstanding; provided that (i) at the time of, and after giving effect to, the incurrence of such Indebtedness, no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing, (ii) after giving pro forma effect to such issuance or incurrence and any concurrent repayment of Indebtedness, (A) the Consolidated Net Leverage Ratio shall not exceed 3.00 to 1.00 and (B) the Current Ratio shall not be less than 1.00 to 1.00 (it being understood that for purposes of calculating the Consolidated Net Leverage Ratio and the Current Ratio, (x) the Consolidated Net Leverage Ratio and Current Liabilities shall give pro forma effect to the issuance or incurrence of such Indebtedness and any other Indebtedness incurred through such date of determination and any concurrent repayment of Indebtedness and (y) Current Assets shall exclude the amount of any cash to be received by the Parent Guarantor or any Subsidiary in connection with the incurrence of such Specified Additional Indebtedness for the purposes of determining the pro forma Current Ratio and such cash shall not be permitted to be netted under clause (b) of the definition of “Consolidated Net Debt” for purposes of determining the pro forma Consolidated Net Leverage Ratio), (iii) at the time of the issuance or incurrence of such Indebtedness, the Borrowing Base is adjusted as contemplated by Section 2.07(e) and the Borrower makes any prepayment required under Section 3.04(c)(iii) and (iv) the Borrower shall have complied with Section 8.01(i); and any Permitted Refinancing Indebtedness in respect of such Specified Additional Indebtedness;

(g)    Indebtedness under Swap Agreements permitted pursuant to Section 9.17;

(h)    Indebtedness associated with bonds or surety obligations (i) required in connection with self-insurance or the performance of contracts or (ii) required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(i)    endorsements of negotiable instruments for collection in the ordinary course of business and Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, in each case, so long as such Debt is extinguished within 5 Business Days of the incurrence thereof;

(j)    Indebtedness owed to insurance companies for premiums on policies required by Section 8.07; and

(k)    other Indebtedness so long as the aggregate principal amount of all Indebtedness described in this Section 9.02(k) does not exceed $25,000,000 at any one time outstanding.

Section 9.03     Liens. Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)    Liens securing the Obligations;

(b)    Excepted Liens;

(c)    [reserved];

(d)    Liens securing Capital Leases and Purchase Money Indebtedness permitted by Section 9.02(c) but only on the Property under lease or the Property purchased, constructed or improved with such Purchase Money Indebtedness;

(e)    Liens securing Indebtedness owed to an insurance company permitted by Section 9.02(j); provided that such liens attach solely to the unearned portion of such premiums.

(f)    [reserved];

(g)    Liens on cash advances in favor of the seller of any Property to be acquired in an Investment permitted under Section 9.05 that are to be applied against the purchase price for such Property; and

(h)    other Liens securing obligations not to exceed $10,000,000 in the aggregate at any time outstanding.

Section 9.04    Restricted Payments and Payments in Respect of Certain Indebtedness.

(a)    Restricted Payments. The Parent Guarantor and the Borrower shall not, and shall not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly (collectively in this section, “make”), any Restricted Payment except:

(i)    the Borrower or any Guarantor (or any Subsidiary of the Borrower or any Guarantor) may make Restricted Payments to the Borrower or any Guarantor;

(ii)    the Parent Guarantor may make Restricted Payments with respect to its Equity Interests payable solely in additional shares of (or the right to acquire additional shares of) its Equity Interests (other than Disqualified Capital Stock);

(iii)    the Parent Guarantor and its Restricted Subsidiaries may make Restricted Payments pursuant to equity incentive plans, stock option plans or other benefit plans for the benefit of the employees, management and directors of Parent Guarantor and its Restricted Subsidiaries so long as no Event of Default exists at the time of such payment or results therefrom;

(iv)    the Parent Guarantor may purchase, repurchase, redeem, defease, exchange or otherwise acquire or retire any Equity Interests of the Parent Guarantor by conversion into, or by or in exchange for, Equity Interests of the Parent Guarantor (other than Disqualified Capital Stock); and

(v)    from and after September 1, 2021, the Parent Guarantor and its Restricted Subsidiaries may make Restricted Payments in an amount not to exceed Distributable Free Cash Flow as of the time such Restricted Payment is made, so long as (A) after giving pro forma effect thereto, (x) Availability is not less than 20% of the Loan Limit in effect at such time and (y) the Consolidated Net Leverage Ratio is less than or equal to 2.00 to 1.00 and (B) at the time of and immediately after giving effect thereto, no Event of Default or Borrowing Base Deficiency exists and is continuing.

(b)    Redemptions. The Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, prior to the date that is ninety-one (91) days after the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) (i) any principal amount of Specified Additional Indebtedness permitted under Section 9.02(f) or (ii) any Permitted Refinancing Indebtedness in respect thereof (the foregoing clauses (i) and (ii), collectively, “Junior Indebtedness”), except:

(i)    so long as no Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom, the Parent Guarantor or the applicable Restricted Subsidiary may, substantially contemporaneously with (and, in any case, within one hundred twenty (120) days of) its receipt of any cash proceeds from any sale by Parent Guarantor of Equity Interests (other than Disqualified Capital Stock) in Parent Guarantor, voluntarily prepay or otherwise Redeem any principal of Junior Indebtedness in an amount equal to the amount of the net cash proceeds received from such sale of Equity Interests (other than Disqualified Capital Stock) of Parent Guarantor;

(ii)    the Parent Guarantor or the applicable Restricted Subsidiary may Redeem Junior Indebtedness with the proceeds of, or in exchange for, Permitted Refinancing Indebtedness in respect thereof; and

(iii)    from and after September 1, 2021, the Credit Parties may Redeem Junior Indebtedness in an amount not to exceed Distributable Free Cash Flow as of the time such Redemption is made, so long as after giving pro forma effect thereto, (x) Availability is not less than 20% of the Loan Limit in effect at such time, (y) the Consolidated Net Leverage Ratio is less than or equal to 2.00 to 1.00 and (z) at the time of immediately after giving effect thereto, no Event of Default or Borrowing Base Deficiency exists and is continuing.

Section 9.05    Investments, Loans and Advances. The Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, make, or permit to remain outstanding, any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)    Investments existing on the Effective Date and that are disclosed to the Lenders in Schedule 9.05;

(b)    Investments in Cash and Cash Equivalents;

(c)    Investments made by (i) the Parent Guarantor or the Borrower in or to any Guarantor or any Person that will, upon making such Investment, become a Guarantor or made by any Guarantor (including any newly formed Restricted Subsidiary that becomes a Guarantor in accordance with this Agreement) in or to the Borrower or any other Guarantor (including any newly formed Restricted Subsidiary that becomes a Guarantor in accordance with this Agreement) or any Person that will, contemporaneously with the making of such Investment, become a Guarantor and (ii) any Credit Party in or to any other Credit Party;

(d)    loans or advances to employees, officers or directors in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiaries, in each case only as permitted by applicable law, but in any event not to exceed $5,000,000 in the aggregate at any time outstanding;

(e)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 or from accounts receivable and other similar obligations arising in the ordinary course of business, which Investments are obtained by the Parent Guarantor or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of, or difficulties in collecting from, the obligor in respect of such obligations;

(f)    Investments constituting Indebtedness permitted under Section 9.02;

(g)    subject to the limits in Section 9.06 (and without duplication of Investments permitted under clause (h) below), Investments by the Borrower or another Restricted Subsidiary in direct ownership interests in additional Oil and Gas Properties and gathering, transportation, processing electricity and power generation or related systems or related to gas and mineral leases, unitization agreements, joint bidding agreements, service contracts, operating agreements, processing agreements, area of mutual interest agreements, farm-in, farm-out, joint operating agreement or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(h)    subject to the limits in Section 9.06, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or another Restricted Subsidiary with third parties in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $10,000,000;

(i)    Investments made from and after September 1, 2021, in an amount not to exceed Distributable Free Cash Flow as of the time such Investment is made, so long as (A) after giving pro forma effect thereto, (x) Availability is not less than 20% of the Loan Limit in effect at such time and (y) the Consolidated Net Leverage Ratio is less than or equal to 2.00 to 1.00 and (B) at the time of and immediately after giving effect thereto, no Event of Default or Borrowing Base Deficiency has occurred and is continuing;

(j)    Investments constituting Restructuring Transactions;

(k)    Investments constituting units of beneficial ownership issued by the Trust owned on the Closing Date;

(l)    Investments (including Indebtedness obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(m)    Investments constituting deposits made in connection with the purchase of goods or services or to secure the performance of statutory obligations constituting Liens permitted hereunder, in each case in the ordinary course of business; and

(n)    other Investments that do not exceed $10,000,000 in the aggregate at any time.

Section 9.06    Nature of Business; International Operations. The Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of its business as a company engaged in the Oil and Gas Business. From and after the date hereof, the Parent Guarantor and the Restricted Subsidiaries will not acquire or make any other expenditure with respect to (whether such expenditure is capital, operating or otherwise) or commit to acquire (or make any other expenditure with respect to) any Oil and Gas Properties not located within the geographical boundaries of the United States of America. The Parent Guarantor shall not directly own any interest in any Borrowing Base Properties. Any Borrowing Base Properties of the Credit Parties will at all times be owned by the Borrower or one or more other Restricted Subsidiaries.

Section 9.07    ERISA Compliance. The Parent Guarantor and the Borrower will not, and will not permit any Subsidiary to, at any time:

(a)    engage in any transaction in connection with which the Parent Guarantor or a Subsidiary could be subjected to either a civil penalty assessed pursuant to subsections (i) or (l) of section 502 of ERISA or a tax imposed by section 4975 of the Code, except where such penalty or tax would not reasonably be expected to have a Material Adverse Effect;

(b)    fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Parent Guarantor or a Subsidiary is required to pay as contributions thereto, except where such failure would not reasonably be expected to have a Material Adverse Effect; or

(c)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA that provides benefits to retirees or former employees of such entities that may not be terminated by such entities in their sole discretion at any time without any liability other than for benefits due as of, or claims incurred prior to, the effective date of such termination, except where such contribution or assumption of an obligation would not reasonably be expected to have a Material Adverse Effect.

Section 9.08    Sale or Discount of Notes or Receivables. Except for the sale of defaulted notes or accounts receivable not made in connection with any financing transaction, the Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, sell (with or without recourse or discount) any of its notes receivable or accounts receivable to any Person other than the Borrower or any Guarantor. The settlement or compromise of joint interest billings or of accounts receivable and other receivables in connection with the collection or compromise thereof will not constitute a sale for the purposes of the preceding sentence.

Section 9.09    Mergers, Etc.. The Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that, so long as no Event of Default has occurred and is then continuing:

(a)    any Restricted Subsidiary may be liquidated or may participate in a merger or consolidation with the Borrower or the Parent Guarantor (provided that the Borrower or the Parent Guarantor shall be the continuing or surviving entity in any such transaction involving the Borrower or the Parent Guarantor);

(b)    any Restricted Subsidiary may be liquidated or may participate in a merger or consolidation with any other Restricted Subsidiary or another Person who becomes a Restricted Subsidiary concurrent with such merger or consolidation;

(c)    any Subsidiary may participate in a merger or consolidation pursuant to the Restructuring Transactions; provided that the surviving entity in any such merger or consolidation shall be a Guarantor;

(d)    any Subsidiary Guarantor may participate in a consolidation with another Subsidiary Guarantor; or

(e)    any Credit Party may consummate the Transactions on the Effective Date.

Section 9.10    Sale of Properties and Liquidation of Swap Agreements. As used herein, “Transfer” means to sell, lease, sell and leaseback, assign, farm out, convey, transfer, condemn or otherwise dispose or transfer (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) Property or to Liquidate any Swap Agreement in respect of commodities, provided that Transfer does not include the grant or creation of a Lien. The Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, Transfer (1) any Oil and Gas Property or any interest in Hydrocarbons produced or to be produced therefrom, (2) any commodity Swap Agreement or (3) any Equity Interest in any Restricted Subsidiary that owns any Oil and Gas Property, any interest in Hydrocarbons produced or to be produced therefrom, or any commodity Swap Agreement (in this Section 9.10, an “E&P Subsidiary”), except for:

(a)    the sale of Hydrocarbons in the ordinary course of business;

(b)    farmouts of undeveloped acreage and assignments in connection with such farmouts;

(c)    Transfers among the Parent Guarantor and the Restricted Subsidiaries; provided that (i) the provisions of Section 8.14 are complied with to the extent applicable and (ii) if the transferor is a Credit Party, the transferee shall be a Credit Party (or shall become a Credit Party contemporaneously with such Transfer);

(d)    the sale or transfer of non-Borrowing Base Properties, Unproven Acreage or of any Equity Interests in any E&P Subsidiary (other than an E&P Subsidiary that owns any Borrowing Base Properties, any interest in Hydrocarbons produced or to be produced therefrom, or any commodity Swap Agreement included in the most recent determination of the Borrowing Base); provided that (i) prior to and after giving effect to such sale or transfer, the Parent Guarantor is in compliance with Section 9.17, (ii) if a Borrowing Base Deficiency exists prior to such sale or transfer, 100% of the net cash proceeds of such sale or transfer are applied to prepay the Loans up to an amount sufficient to cure such Borrowing Base Deficiency and (iii) at the time of and immediately after giving effect to such sale or transfer, no Default exists and is continuing;

(e)    Transfers of Borrowing Base Properties, of commodity Swap Agreements, and of Equity Interests in any E&P Subsidiary that owns any Borrowing Base Properties, any interest in Hydrocarbons produced or to be produced therefrom or any commodity Swap Agreement included in the most recent determination of the Borrowing Base, provided that no Default or Borrowing Base Deficiency exists or would result therefrom (after giving effect to any prepayment under Section 3.04(c)(iii) required pursuant to clause (iv) below) and:

(i)    the consideration received in respect of such Transfer shall be cash or Cash Equivalents, the assumption of liabilities (including indemnification obligations) related to the Borrowing Base Properties Transferred, new Oil and Gas Properties (and related Additional Oil and Gas Assets) and new commodity Swap Agreements acquired, or Investments permitted under Section 9.05; provided that at least 75% of the aggregate consideration received in respect of such Transfer shall be cash or Cash Equivalents (other than with respect to Transfers constituting exchanges for new Oil and Gas Properties (and related Additional Oil and Gas Assets), so long as (x) such exchange qualifies for nonrecognition of gain or loss under the provisions of Section 1031 of the Code and (y) if any Borrowing Base Deficiency would result from such Transfer, the cash consideration received in connection therewith shall be an amount at least sufficient to pay such Borrowing Base Deficiency in full under Section 3.04(c)(iii));

(ii)    the consideration received in respect of such Transfer shall be equal to or greater than the fair market value of the Borrowing Base Properties, commodity Swap Agreements and Equity Interests in E&P Subsidiaries that are Transferred (as reasonably determined by the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of the Borrower certifying to that effect);

(iii)    if any such Transfer is of an E&P Subsidiary, such Transfer shall include all the Equity Interests of such E&P Subsidiary owned by Parent Guarantor and the Restricted Subsidiaries; and

(iv)    if any Transfer pursuant to this Section 9.10(e) would trigger an adjustment to the Borrowing Base pursuant to Section 2.07(f), the Borrower shall (x) prepay Borrowings to the extent required by Section 3.04(c)(iii) and (y) deliver to the Administrative Agent five (5) Business Days’ prior written notice of such Transfer or Liquidation and provide the Administrative Agent with such information regarding such Transfer as the Administrative Agent may reasonably request;

(f)    Transfers of equipment that is (i) worn out or obsolete, including any equipment that is no longer necessary, used or useful for the business of any Credit Party, (ii) replaced by equipment of at least comparable value or (iii) excess or surplus equipment;

(g)    Transfers of Equity Interests in Unrestricted Subsidiaries;

(h)    Transfers pursuant to a Casualty Event (provided that if any Transfer pursuant to this Section 9.10(h) would trigger an adjustment to the Borrowing Base pursuant to Section 2.07(f), the Borrower shall prepay Borrowings to the extent required by Section 3.04(c)(iii));

(i)    [reserved];

(j)    the Transfer of units of beneficial ownership in the Trust; and

(k)    Transfers of assets not constituting Borrowing Base Properties not to exceed $2,500,000 in the aggregate since the Effective Date.

Section 9.11    Transactions with Affiliates. The Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, with any Affiliate (other than the Parent Guarantor and the Restricted Subsidiaries) unless such transaction is upon terms that are no less favorable to it than those that could reasonably be expected to be obtained in a comparable arm’s length transaction with a Person not an Affiliate. The restrictions set forth in this Section 9.11 shall not apply to (a) executing, delivering, and performing obligations under the Loan Documents, (b) compensation to, and the terms of employment contracts with, individuals who are officers, managers and directors of Parent Guarantor or the Borrower, provided such compensation or contract is approved by the board of directors of the Parent Guarantor or the Borrower as applicable, (c) the issuance of Equity Interests (other than Disqualified Capital Stock) by the Parent Guarantor, (d) transactions expressly permitted under this Agreement and (e) transactions contemplated by the Plan of Reorganization.

Section 9.12    Subsidiaries.

(a)    The Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary unless the Parent Guarantor gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b). The Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in the Borrower or any Restricted Subsidiary except (i) to the Borrower or another Restricted Subsidiary or (ii) in compliance with Section 9.10. The Parent Guarantor and the Borrower will not permit any Equity Interests of any Restricted Subsidiary to be directly owned by any Person other than the Parent Guarantor or another Restricted Subsidiary.

(b)    The Parent Guarantor will not (i) directly own any subsidiary other than (A) the Borrower and (B) Whiting US Holdings, (ii) have any Subsidiaries other than (A) the Borrower and its Subsidiaries and (B) the Specified Subsidiaries and (iii) have any Foreign Subsidiaries other than Whiting Canadian Holding Company and any Restructuring Subsidiary that is a Foreign Subsidiary. The Parent Guarantor shall not permit any Foreign Subsidiary to cease to be a Disregarded Entity.

Section 9.13    Negative Pledge Agreements; Subsidiary Dividend Restrictions. The Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than (i) this Agreement and the Security Instruments, (ii) agreements with respect to Indebtedness secured by Liens permitted by Section 9.03(d) but then only with respect to the Property that is financed by such Indebtedness and the proceeds thereof, (iii) documents creating Liens which are described in clause (d), (f), (h) or (i) of the definition of “Excepted Liens”, but then only with respect to the Property that is the subject of the applicable lease, document or license described in such clause (d), (f), (h) or (i) and the proceeds thereof and (iv) agreements with respect to any Indebtedness permitted under Section 9.02(f) or Equity Interests (other than any Disqualified Capital Stock not permitted under the terms of Section 9.02) that in any way prohibits or restricts the granting, conveying, creation or imposition of the Liens on any of its Property in favor of the Administrative Agent for the benefit of the Secured Parties that are created pursuant to the Security Instruments to secure the Obligations. The Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than the Loan Documents and the documents governing any Specified Additional Indebtedness or any Permitted Refinancing Indebtedness in respect thereof or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations in respect of the foregoing) that restricts any Restricted Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to the Parent Guarantor, the Borrower or any other Restricted Subsidiary.

Section 9.14    Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a)    Any Person that becomes a Subsidiary of the Parent Guarantor or any Restricted Subsidiary shall be a Restricted Subsidiary unless such Person (i) is designated as an Unrestricted Subsidiary on Schedule 7.14, as of the date hereof, (ii) is designated as an Unrestricted Subsidiary after the date hereof in compliance with Section 9.14(b), or (iii) is a subsidiary of an Unrestricted Subsidiary.

(b)    The Parent Guarantor may designate by written notification thereof to the Administrative Agent, any Person that would otherwise be a Restricted Subsidiary of the Parent Guarantor, including a newly formed or newly acquired Person that would otherwise be a Restricted Subsidiary of the Parent Guarantor, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency would exist, (ii) such Person does not own or operate any Borrowing Base Properties, other than Borrowing Base Properties permitted to be sold or otherwise transferred pursuant to Section 9.10 (which shall count as a Transfer thereunder), (iii) such Person is not a guarantor or the primary obligor with respect to any Indebtedness permitted under Section 9.02(f) or any other Material Indebtedness unless such Person will be released contemporaneously with such designation, (iv) such Person is not a party to any agreement, contract, arrangement or understanding with the Parent Guarantor or any Subsidiary unless the terms of such agreement, contract, arrangement or understanding are permitted by Section 9.11, (v) such designation is deemed to be an Investment in an Unrestricted

Subsidiary and such Investment would be permitted to be made under Section 9.05 and (vi) the Administrative Agent shall have received a certificate of a Responsible Officer certifying that such designation complies with the requirements of this Section 9.14(b). For purposes of the foregoing, the designation of a Person as an Unrestricted Subsidiary shall be deemed to be the designation of all present and future subsidiaries of such Person as Unrestricted Subsidiaries. Except as provided in this Section 9.14(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c)    The Parent Guarantor may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and the other Credit Parties contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation except to the extent (A) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such redesignation, such representations and warranties shall be true and correct in all material respects as of such specified earlier date and (B) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall be true and correct in all respects on and as of the date of such redesignation, (ii) no Event of Default would exist as a result of such designation and (iii) the Parent Guarantor complies with the requirements of Section 8.14, Section 8.15 and Section 9.12(a). Upon any such designation, an amount equal to the lesser of the fair market value of the Parent Guarantor’s direct and indirect ownership interest in such Subsidiary or the amount of the Parent Guarantor’s cash investment previously made in such Subsidiary shall be deemed no longer outstanding for purposes of the limitation on Investments under Section 9.05.

Section 9.15    Non-Qualified ECP Counterparties. The Parent Guarantor and the Borrower shall not permit any Guarantor that is not a Qualified ECP Counterparty to own, at any time, any Borrowing Base Properties. The Parent Guarantor shall not permit any Guarantor that is not a Qualified ECP Counterparty to own, at any time, any Equity Interests in any Restricted Subsidiaries.

Section 9.16    Modifications to Debt Documents. The Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to any of the terms of any documents governing any Junior Indebtedness if doing so would cause such Junior Indebtedness to not meet the requirements set forth in (a) the definition of “Specified Additional Indebtedness” or (b) the definition of “Permitted Refinancing Indebtedness” (tested as if such Junior Indebtedness was being issued or incurred at such time).

Section 9.17    Swap Agreements.

(a)    The Parent Guarantor and the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:

(i)    Swap Agreements with an Approved Counterparty not for speculative purposes in respect of commodities fixing a price for a term of not more than sixty (60) months and the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than put or floor options as to which an upfront premium has been paid or basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, eighty-five percent (85%) of the reasonably anticipated projected production from the total Proved Reserves of the Credit Parties (as forecast based upon the most recently delivered Reserve Report) for each of crude oil, natural gas and natural gas liquids, calculated separately, for each fiscal quarter during the period of sixty (60) months following the date such Swap Agreement is executed; provided that the Parent Guarantor shall have the option to update the reasonably anticipated projected production from Oil and Gas Properties between the delivery of Reserve Reports hereunder (which updates shall be provided to the Administrative Agent in writing and shall be in form and substance reasonably satisfactory to the Administrative Agent) and shall have the option to enter into commodity Swap Agreements with respect to such updated projected production subject to the foregoing limitation on aggregate notional volumes;

(ii)    Swap Agreements with an Approved Counterparty not for speculative purposes in respect of interest rates, the notional amounts of which (when aggregated with all other Swap Agreements of the Parent Guarantor and its Subsidiaries then in effect) do not exceed eighty-five percent (85%) of the then outstanding principal amount of the Borrower’s Indebtedness for borrowed money; and

(iii)    in addition to Swap Agreements under Section 9.17(a)(i), in connection with a proposed acquisition of Oil and Gas Properties or Equity Interests of a Person owning Oil and Gas Properties (a “Proposed Acquisition”), the Parent Guarantor or any Restricted Subsidiary may also enter into incremental Swap Agreements with respect to the reasonably anticipated projected production from the Oil and Gas Properties subject of the Proposed Acquisition so long as (A) the Parent Guarantor or a Restricted Subsidiary has signed a definitive acquisition agreement in connection with a Proposed Acquisition and (B) the aggregate notional volumes associated with such incremental Swap Agreements do not exceed eighty-five percent (85)% of the reasonably anticipated projected production from the total Proved Reserves that are the subject of such Proposed Acquisition (as forecast based upon the reserve report for the Oil and Gas Properties subject of such Proposed Acquisition which has been delivered to the Lenders) of crude oil, natural gas and natural gas liquids, calculated separately, for each calendar quarter during the period of thirty-six (36) months (unless otherwise approved by the Administrative Agent in its sole discretion) following the date such incremental Swap Agreement is executed. The Parent Guarantor may permit such incremental Swap Agreements to remain in place so long as none of the following has occurred: (1) the thirtieth (30th) day (or such longer period as the Administrative Agent may reasonably agree) after the date of the termination of the definitive acquisition agreement in connection with such Proposed Acquisition has passed or (2) the ninetieth (90th) day (or such longer period as the Administrative Agent may reasonably agree) after such definitive acquisition agreement in connection with such Proposed Acquisition was executed (or, in the event parties mutually extended the closing date, the one hundred and twentieth (120th) day after such definitive acquisition agreement in connection with such Proposed Acquisition was executed) has passed and the Proposed Acquisition has not been consummated. If such incremental Swap Agreements are not permitted to remain in place pursuant to the preceding sentence, the Parent Guarantor shall promptly terminate or unwind such Swap Agreements.

In no event shall any Swap Agreement, (i) other than a master Swap Agreement pursuant to which the Parent Guarantor executes only put or floor options as to which an upfront premium has been paid, contain any requirement, agreement or covenant for the Parent Guarantor or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement other than the benefit of the Security Instruments as contemplated herein or (ii) have a tenor longer than sixty (60) months.

(b)    If, after the end of any fiscal quarter, the Parent Guarantor determines that the aggregate notional volume of all Swap Agreements in respect of commodities for such fiscal quarter exceeded 100% of actual production of Hydrocarbons in such fiscal quarter, then the Parent Guarantor shall (i) promptly notify the Administrative Agent of such determination and (ii) within thirty (30) days after the end of such fiscal quarter, terminate, create off-setting positions or otherwise unwind or monetize existing Swap Agreements such that, at such time, future volumes under commodity Swap Agreements will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding fiscal quarters.

(c)    Notwithstanding the foregoing, the Parent Guarantor and any Subsidiary may enter into Swap Agreements in respect of crude oil or natural gas that are puts or floors, provided that such puts and floors are independent and are not matched with a ceiling or call (i.e., costless collars or participating structures).

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of the Parent Guarantor or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder that (i) was subject to a materiality qualifier (by reference to Material Adverse Effect or otherwise) shall prove to have been incorrect when made or deemed made or (ii) was not subject to a materiality qualifier shall prove to have been incorrect in any material respect when made or deemed made;

(d)    the Parent Guarantor or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(c), (i) or (t), Section 8.02, Section 8.03(a), Section 8.14, Section 8.18, Section 8.19, Section 8.20 (and, in the case of Section 8.20 only, such failure shall continue unremedied for a period of five (5) Business Days), Section 8.21 or Article IX;

(e)    the Parent Guarantor or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) a Responsible Officer of the Parent Guarantor, the Borrower or any Restricted Subsidiary having knowledge of such default, or (ii) receipt of notice thereof by the Borrower from the Administrative Agent;

(f)    the Parent Guarantor, or any Restricted Subsidiary shall fail to make any payment of principal or interest on any Material Indebtedness, when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace;

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Parent Guarantor or any Restricted Subsidiary to make an offer in respect thereof (unless such offer is subject to the prior Payment in Full);

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of the Parent Guarantor or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Guarantor or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the Parent Guarantor or any Restricted Subsidiary shall voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Guarantor or any Restricted Subsidiary or for a substantial part of its assets, file an answer admitting the material allegations of a petition filed against it in any such proceeding, make a general assignment for the benefit of creditors, or take any action for the purpose of effecting any of the foregoing;

(j)    the Parent Guarantor or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    other than in respect of the Pre-Petition Judgments, one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by independent third party insurance as to which the insurer, which is not subject to an insolvency proceeding, does not dispute coverage) shall be rendered against the Parent Guarantor, t any Restricted Subsidiary or any combination thereof and the same shall not be either discharged, vacated or stayed within sixty (60) days after becoming a final judgment;

(l)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Parent Guarantor or any Restricted Subsidiary party thereto, or shall be repudiated by any of them, or cease to create valid and perfected Liens of the priority required thereby on the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement or the Security Instruments, or the Parent Guarantor or any Restricted Subsidiary or any of their Affiliates shall so state in writing;

(m)    other than transactions contemplated by the Plan of Reorganization to occur on the Effective Date, a Change in Control shall occur; or

(n)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

Section 10.02    Remedies.

(a)    In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and/or the LC Commitments, and thereupon the Commitments and/or the LC Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued under this Agreement, the Notes and the other Loan Documents (including the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each other Credit Party; and in case of an Event of Default described in Section 10.01(h), or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued under this Agreement, the Notes and the other Loan Documents (including the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)    In the case of the occurrence and continuation of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)    All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether from the Borrower or another Credit Party, by acceleration or otherwise, shall be applied:

(i)    first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)    second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii)    third, pro rata to payment of accrued interest on the Loans;

(iv)    fourth, pro rata to payment of principal outstanding on the Loans, to serve as Cash Collateral to secure outstanding LC Exposure, to payment of Secured Swap Obligations then due and owing to Secured Swap Parties and to payment of Obligations then due and owing to Treasury Management Lenders under Lender Treasury Management Agreements;

(v)    fifth, pro rata to any other Obligations;

(vi)    sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

(d)    In the case of the occurrence of an Event of Default which results in the Commitments terminating then each of the Facility Amount and the Borrowing Base shall automatically and concurrently be reduced to $0.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).

ARTICLE XI

THE AGENT

Section 11.01     Authorization and Action.

(a)    Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Majority Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Guarantor, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Issuing Bank other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)    where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)    No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)    In case of the pendency of any proceeding with respect to any Credit Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 3.02, 3.05, 5.01, 5.03 and 12.03) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 12.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Parent Guarantor’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Parent Guarantor or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 11.02    Administrative Agent’s Reliance, Limitation of Liability, Etc..

(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Credit Party to perform its obligations hereunder or thereunder.

(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 8.02 unless and until written notice thereof stating that it is a “notice under Section 8.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral.

(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 12.04, (ii) may rely on the Register to the extent set forth in Section 12.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Credit Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 11.03    Posting of Communications.

(a)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF

THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND BY A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)    Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11.04    The Administrative Agent Individually. With respect to its Commitments, Loans, LC Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Majority Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Majority Lenders or Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Parent Guarantor, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 11.05    Successor Administrative Agent.

(a)    The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Instrument for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Instrument and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Instrument, including any action required to maintain the perfection of any such security interest), and (ii) the Majority Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 12.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

Section 11.06    Acknowledgements of Lenders and Issuing Banks.

(a)    Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Section 11.07    Collateral Matters.

(a)    Except with respect to the exercise of setoff rights in accordance with Section 12.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)    In furtherance of the foregoing and not in limitation thereof, no Lender Treasury Management Agreements nor Secured Swap Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a Treasury Management Lender or a Secured Swap Party shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)    The Secured Parties irrevocably authorize the Administrative Agent to take the following actions:

(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon Payment in Full, (B) that is, or is to be, sold, released or otherwise disposed of as permitted pursuant to the terms of the Loan Documents or (C) if approved, authorized or ratified in writing by the Majority Lenders (or, if approval, authorization or ratification by all Lenders is required under Section 12.02(b), then by all Lenders);

(ii)    to subordinate (or release) any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to any Lien on such Property that is permitted by Section 9.03(b);

(iii)    to release any Guarantor from its obligations under the Guaranty and Collateral Agreement and the other Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iv)    to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents necessary or useful to accomplish or evidence the foregoing.

(d)    Upon the request of the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.07.

(e)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 11.08    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 11.09    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)     The Administrative Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XII

MISCELLANEOUS

Section 12.01     Notices.

(a)     Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to it at its address set forth on Schedule 12.01, and if to any Lender that becomes a Lender after the Effective Date, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices delivered through Approved Electronic Platforms, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b)     Notices and other communications to the Lenders hereunder may be delivered or furnished by Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Articles II, III, IV or V, unless otherwise agreed by the Administrative Agent and the applicable Lender, if any, in writing. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)     Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)     The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Parent Guarantor and/or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereby consents to such recording.

Section 12.02     Waivers; Amendments.

(a)     No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Parent Guarantor or the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)     Subject to Section 2.06(c)(ii)(G) and Section 3.03, neither this Agreement nor any provision hereof nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Parent Guarantor, the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:

(i)     increase the Commitment of any Lender without the written consent of such Lender;

(ii)     increase the Borrowing Base without the written consent of each Lender (other than any Defaulting Lender);

(iii)     (A) decrease or maintain the Borrowing Base without the consent of the Required Lenders; provided that a Scheduled Redetermination and the delivery of a Reserve Report may be postponed by the Required Lenders; provided further that it is understood that any waiver (or amendment or modification that would have the effect of a waiver) of the right of the Required Lenders to adjust (through a reduction of) the Borrowing Base or the amount of such adjustment in the form of a reduction to the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions in connection with the occurrence of a relevant event giving rise to such right shall require the consent of the Required Lenders or (B) reduce the percentages set forth in Section 8.14(a) to less than 90%, without the consent of the Required Lenders,

(iv)     reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (except in connection with any amendment or waiver of the applicability of any post-default increase in interest rates, which shall be effective with the written consent of the Majority Lenders);

(v)     postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement (other than with respect to prepayments to be made pursuant to Section 3.04(c)(ii) (solely in respect of a Borrowing Base adjustment pursuant to Section 2.07(g)), Section 3.04(c)(iii) or Section 3.04(c)(v)), or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or the Maturity Date without the written consent of each Lender directly and adversely affected thereby;

(vi)     change Section 4.01(b), Section 4.01(c), the definition of “Applicable Percentage” or any other term or condition hereof in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby;

(vii)     waive or amend Section 6.01 or Section 10.02(c), without the written consent of each Lender directly and adversely affected thereby;

(viii)     release any Guarantor (except as set forth in the Guaranty and Collateral Agreement or pursuant to a transaction permitted by this Agreement), or release all or substantially all of the Collateral (except as set forth in the Guaranty and Collateral Agreement or pursuant to a transaction permitted by this Agreement), without the written consent of each Lender directly and adversely affected thereby (other than a Defaulting Lender); or

(ix)     change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender directly and adversely affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (1) any supplement to Schedule 7.14 shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (2) the Parent Guarantor, the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and (3) the Administrative Agent, the Parent Guarantor and the Borrower may, without the consent of any Lender, enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to add additional Guarantors as contemplated in Section 8.14(b) or to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or

Property to become Collateral to secure the Obligations for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents. Notwithstanding the foregoing, Schedule 1.02(l) may be amended to add an Issuing Bank, remove an Issuing Bank or modify the LC Issuance Limit of any Issuing Bank, provided that the LC Commitment of any Issuing Bank may be increased with only the consent of the Parent Guarantor, the Borrower, the Administrative Agent and such Issuing Bank (and the consent of the Majority Lenders shall not be required).

(c)     Notwithstanding anything to the contrary contained in any Loan Documents, the Commitment of any Defaulting Lender may not be increased without its consent (it being understood, for avoidance of doubt, that no Defaulting Lender shall have any right to approve or disapprove any increase, decrease or reaffirmation of the Borrowing Base) and the Administrative Agent may with the consent of the Parent Guarantor, the Borrower and the non-Defaulting Lenders amend, modify or supplement the Loan Documents to effectuate an increase to the Borrowing Base where such Defaulting Lender does not consent to an increase to its Commitment, including not increasing the Borrowing Base by the portion thereof applicable to the Defaulting Lender.

Section 12.03     Expenses, Indemnity; Damage Waiver.

(a)     The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent and the Arrangers, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental assessments (to the extent required under Section 8.10(a)), surveys and appraisals; provided that, in the case of legal counsel, such fees charges and disbursements shall be limited to (A) the reasonable and documented fees, disbursements and other charges of a single outside counsel to the Administrative Agent, the Arrangers and their respective Affiliates, taken as a whole, and (if necessary) one local counsel in each relevant material jurisdiction to the Administrative Agent, the Arrangers and their respective Affiliates, taken as a whole, and (B) solely in the event of an actual or perceived conflict of interest, one additional outside counsel (and, if necessary one local counsel in each relevant material jurisdiction) to the Administrative Agent, the Arrangers and their respective Affiliates) in connection with the Transactions, the Chapter 11 Cases, the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, assessments and other charges incurred by the Administrative Agent (or any sub-agent thereof) or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all reasonable out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)     THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), THE ARRANGERS, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND DOCUMENTED FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE (BUT LIMITED IN THE CASE OF LEGAL FEES AND EXPENSES TO REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES, DISBURSEMENTS AND OTHER CHARGES OF ONE OUTSIDE COUNSEL TO ALL INDEMNITEES TAKEN AS A WHOLE AND, IF NECESSARY, ONE LOCAL COUNSEL FOR ALL INDEMNITEES TAKEN AS A WHOLE IN EACH RELEVANT MATERIAL JURISDICTION, AND IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST, ONE ADDITIONAL COUNSEL AND (IF REASONABLY NECESSARY) ONE LOCAL COUNSEL IN EACH RELEVANT MATERIAL JURISDICTION TO THE AFFECTED INDEMNITEES SIMILARLY SITUATED), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE PARENT GUARANTOR OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE TRANSACTIONS, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY LIABILITY UNDER ENVIRONMENTAL LAW APPLICABLE TO THE PARENT GUARANTOR OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING WITH RESPECT TO THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE PARENT GUARANTOR OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT GUARANTOR OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE PARENT GUARANTOR OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE PARENT GUARANTOR OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR

OPERATED BY THE PARENT GUARANTOR OR ANY OF THE PARENT GUARANTOR’S SUBSIDIARIES, (xii) ANY LIABILITY UNDER ENVIRONMENTAL LAWS RELATED IN ANY WAY TO THE PARENT GUARANTOR OR ANY OF THE PARENT GUARANTOR’S SUBSIDIARIES, OR ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiii) ANY ACTUAL OR THREATENED CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO OR WHETHER BROUGHT BY THE BORROWER, ANY GUARANTOR OR ANY OTHER PARTY, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (I) THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (II) A MATERIAL BREACH OF SUCH INDEMNITEE’S OBLIGATIONS UNDER THE LOAN DOCUMENTS AND (III) DISPUTES SOLELY AMONG INDEMNITEES THAT DO NOT INVOLVE ANY ACTION OR OMISSION BY ANY CREDIT PARTY, OR ANY SUBSIDIARY THEREOF AND THAT ARE NOT RELATED TO A CLAIM AGAINST THE ARRANGERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS OR ANY OF THEIR AFFILIATES IN THEIR RESPECTIVE CAPACITIES OR IN FULFILLING THEIR RESPECTIVE ROLES AS ARRANGERS, THE ADMINISTRATIVE AGENT OR ISSUING BANKS OR ANY SIMILAR ROLE UNDER THIS AGREEMENT.

(c)     To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arrangers or any Issuing Bank under Section 12.03(a) or (b) or any Related Party of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arrangers or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent thereof), the Arrangers or such Issuing Bank in its capacity as such.

(d)     All amounts due under this Section 12.03 shall be payable not later than thirty (30) days after written demand therefor.

(e)     Each party’s obligations under this Section 12.03 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

(f)     Section 12.03 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, or damages arising from a non-Tax claim.

Section 12.04     Successors and Assigns; No Third Party Beneficiaries.

(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that neither the Parent Guarantor nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement, and except for the foregoing Persons there are no third party beneficiaries to this Agreement.

(b)     (i)     Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)     the Borrower; provided that (i) no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or if an Event of Default under Section 10.01(a), (h) or (i) has occurred and is continuing and (ii) if the Borrower has not responded within ten (10) Business Days after the delivery of any such request for a consent, such consent shall be deemed to have been given; and

(B)     the Administrative Agent and each Issuing Bank; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, in each case, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D)     the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E)     no such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or the Parent Guarantor or any of the Parent Guarantor’s Affiliates or Subsidiaries;

(F)     no such assignment shall be made to an Industry Competitor; and

(G)     no such assignment shall be made to a Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender.

(iii)     Subject to Section 12.04(b)(iv) and the acceptance and recording thereof by the Administrative Agent, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)     The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and of the LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender. This Section 12.04(b)(iv) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or such Treasury Regulations).

(v)     Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)     Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that:

(i)     such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(ii)     such Participant must first agree to comply with Section 12.11;

(iii)     no such participation may be sold to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), an Industry Competitor, a Defaulting Lender or the Parent Guarantor or an Affiliate or a Subsidiary of the Parent Guarantor; and

(iv)     any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender retains the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, except that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant.

Each such Participant shall be entitled to the benefits of Section 5.01, 5.02 and 5.03 and shall be subject to the requirements of and limitations in Sections 5.01, 5.02, 5.03 and 5.05 (it being understood that the documentation required under Section 5.03(g) shall be delivered to the participating Lender, i.e., the Lender selling such participation) to the same extent as if such Participant were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled at any time to receive any greater payment under Sections 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive at such time, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 5.03 as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.05 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such

Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)     Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Credit Party to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05     Survival; Revival; Reinstatement.

(a)     All covenants, agreements, representations and warranties made by Parent Guarantor and the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (or any drawing is pending on any Letter of Credit) and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)     To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and Parent Guarantor and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06    Counterparts; Integration; Effectiveness.

(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)    Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 12.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, without limiting the foregoing, (x) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (y) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Credit Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against the Administrative Agent, any Arranger, any Lender, any Issuing Bank, or any of their Related Parties for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency, and of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of any Credit Party owing to such Lender or its Affiliates now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender, such Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and each of their respective Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or any such Affiliate may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)    THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY, AND CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN

DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c)    EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING (OR AS SOON THEREAFTER AS IS PROVIDED BY APPLICABLE LAW). NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)    EACH PARTY (i) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT, THE FOREGOING WAIVER SHALL NOT LIMIT THE INDEMNITY OBLIGATIONS OF THE BORROWER UNDER SECTION 12.03 TO THE EXTENT ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARE INCLUDED IN A THIRD PARTY CLAIM IN CONNECTION WITH WHICH AN INDEMNITEE IS ENTITLED TO INDEMNIFICATION BY THE BORROWER UNDER SECTION 12.03; AND (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms hereof), (b) to the extent requested by any regulatory authority having jurisdiction over the disclosing party, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement for the express benefit of the Borrower containing provisions substantially the same as those of this Section 12.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or to any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Parent Guarantor, the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.11 or becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions. For the purposes of this Section 12.11, “Information” means all information received from Parent Guarantor or any Subsidiary relating to Parent Guarantor or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Parent Guarantor or a Subsidiary; provided that, in the case of information received from Parent Guarantor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to rating agencies, market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any state or other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14    Collateral Matters; Swap Agreements; Treasury Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Parties and Treasury Management Lenders on a pro rata basis (but subject to the terms of the Loan Documents, including provisions thereof relating to the application and priority of payments to the Persons entitled thereto) in respect of any obligations of the Parent Guarantor, any of its Restricted Subsidiaries or any other Guarantors which arise under Secured Swap Agreements or Lender Treasury Management Agreements, as applicable. No Secured Swap Party or Treasury Management Lender shall have any voting or approval rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements or Lender Treasury Management Agreements, as applicable. By accepting the benefits of the Collateral, each Secured Swap Party agrees that, notwithstanding anything to the contrary in any of its Swap Agreements with the Parent Guarantor, the Borrower or any other Credit Party, the Parent Guarantor, the Borrower and the other Credit Parties may grant Liens under the Loan Documents that burden and attach to such Swap Agreements and the rights of Parent Guarantor, the Borrower and the other Credit Parties thereunder.

Section 12.15    USA Patriot Act Notice. Each Agent and each Lender hereby notifies Parent Guarantor and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow it to identify the Borrower and each Guarantor in accordance with the Act.

Section 12.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Parent Guarantor and the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) no fiduciary, advisory or (except as expressly provided in Section 12.04) agency relationship between Parent Guarantor and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising Parent Guarantor or any Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between Parent Guarantor, the Borrower and their Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (iii) each of Parent Guarantor and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) each of Parent Guarantor and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent Guarantor, the Borrower or any of their Subsidiaries, or any other Person; (ii) neither the Administrative Agent nor the Lenders has any obligation to Parent Guarantor, the Borrower or any of their Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Parent Guarantor, the Borrower and their Subsidiaries, and neither the Administrative Agent nor the Lenders has any obligation to disclose any of such interests to Parent Guarantor, the Borrower or their Subsidiaries. To the fullest extent permitted by Law, each of Parent Guarantor and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency (except as expressly set forth in Section 12.04) or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.17    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.18    Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States:

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WHITING PETROLEUM CORPORATION, as Parent Guarantor

By:	/s/ Charles J. Rimer
Name:	Charles J. Rimer
Title:	Chief Operating Officer

WHITING OIL AND GAS CORPORATION, as Borrower

By:	/s/ Charles J. Rimer
Name:	Charles J. Rimer
Title:	Chief Operating Officer

[Whiting Oil and Gas Corporation – Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as
Administrative Agent, an Issuing Bank and a Lender

By:	/s/ Dalton Harris
Name: Dalton Harris
Title: Authorized Officer

[Whiting Oil and Gas Corporation – Signature Page to Credit Agreement]

[Lenders’ Signature Pages on file with the Company]

[Whiting Oil and Gas Corporation – Signature Page to Credit Agreement]

EXHIBIT A

[FORM OF] NOTE

$[ ]	, 202[ ]

FOR VALUE RECEIVED, WHITING OIL AND GAS CORPORATION, a Delaware corporation (the “Borrower”) hereby promises to pay to [                    ] (the “Lender”), at the office of JPMorgan Chase Bank, N.A. (the “Administrative Agent”), located at 712 Main Street, 5th Floor South, Houston, Texas 77002, the principal sum equal to the amount of such Lender’s Commitment (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect the Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by the Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement, dated as of September 1, 2020, among the Borrower, the Parent Guarantor, the Administrative Agent, and the lenders and other parties signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note. The Credit Agreement contains requirements for the transfer of this Note and the registration of such transfer.

[Remainder of page intentionally left blank]

Exhibit A

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

WHITING OIL AND GAS CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit A

EXHIBIT B

[FORM OF] BORROWING REQUEST

[            ], 20[    ]

WHITING OIL AND GAS CORPORATION, a Delaware corporation (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement, dated as of September 1, 2020, among the Borrower, the Parent Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement), hereby requests a Borrowing as follows:

(i)    Aggregate amount of the requested Borrowing is $[            ];

(ii)    Date of such Borrowing is [            ], 20[    ];

(iii)    Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv)    In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [            ];

(v)    Amount of Borrowing Base in effect on the date hereof is $[            ];

(vi)    Amount of the Total Commitment in effect on the date hereof is $[            ];

(vii)    The Loan Limit on the date hereof is $[            ];

(viii)    The aggregate Revolving Credit Exposures on the date hereof before giving effect to the requested Borrowing is $[                ];

(ix)    The pro forma aggregate Revolving Credit Exposures (giving effect to the requested Borrowing) is $[            ]; and

(x)    Location and number of the Borrower’s account to which funds are to be disbursed, which complies with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                                          ]

[                                          ]

[                                          ]

[                                          ]

[                                          ]

Exhibit B

The undersigned certifies on behalf of the Borrower (and not individually) that he/she is a Responsible Officer of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower (and not individually) that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

WHITING OIL AND GAS CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit B

EXHIBIT C

[FORM OF] INTEREST ELECTION REQUEST

[            ], 20[    ]

WHITING OIL AND GAS CORPORATION, a Delaware corporation (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement, dated as of September 1, 2020, among the Borrower, the Parent Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i)    The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) [and (iv)] below shall be specified for each resulting Borrowing) is [                ];

(ii)    The effective date of the election made pursuant to this Interest Election Request is [                ], 20[    ]1; [and]

(iii)    The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

[If the resulting Borrowing is a Eurodollar Borrowing, add the following:]

[(iv)    The Interest Period2 applicable to the resulting Borrowing after giving effect to such election is [                ]].

The undersigned certifies on behalf of the Borrower (and not individually) that he/she is a Responsible Officer of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower (and not individually) that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

[1]	Which shall be a Business Day.
[2]	Which shall be a period contemplated by the definition of the term “Interest Period” from the Credit Agreement.

Exhibit C

WHITING OIL AND GAS CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit C

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

[DATE]

Compliance Period: Fiscal Quarter ended             , 20

The undersigned hereby certifies that he/she is the [                    ] of WHITING PETROLEUM CORPORATION, a Delaware corporation (the “Parent Guarantor”), and that as such he/she is authorized to execute this certificate on behalf of the Parent Guarantor. With reference to the Credit Agreement, dated as of September 1, 2020, among the Borrower, the Parent Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement), the undersigned certifies on behalf of the Parent Guarantor (and not individually) as follows:

(a)    As of the date hereof, there exists no Default or Event of Default [or specify Default and describe any action taken or proposed to be taken with respect thereto].

(b)    The Parent Guarantor was in compliance with Section 9.01 of the Credit Agreement as of the last day of the fiscal period indicated above and covered by the financial statements accompanying this certificate as required therein, and in connection therewith attached hereto as Annex A are the reasonably detailed computations necessary to determine such compliance with Section 9.01 of the Credit Agreement.

(c)    No change in GAAP or in the application thereof that is applicable to the Parent Guarantor or the Borrower has occurred since December 31, 2019 that affects the financial statements accompanying this certificate [or, if a change in GAAP or the application thereof has occurred since December 31, 2019, specify the effect of such change on the financial statements accompanying this certificate].

EXECUTED AND DELIVERED as of the date first written above.

WHITING PETROLEUM CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit D

Annex A

The information described herein is attached to and made part of the Compliance Certificate dated [            ], 20[    ], and pertains to the period from [            ], 20[    ] to [            ], 20[    ] (the “Compliance Period”).

Section 9.01(a)     Consolidated Net Leverage Ratio

(1). Consolidated Net Debt:
(a) Consolidated Total Debt as of the last day of the Compliance Period	$
(b) $ [3]
(c) clause 1(a) minus clause 1(b)	$

(2). EBITDAX for the Rolling Period ending
[ ], 20[ ]:
(a) Consolidated Net Income	$
(b) $ [4]
(c) $
(d) $
(e) $
(f) $
(g) $
(h) $
(i) $
(j) $
(k) $
(l) $
(m) sum of clauses 2(a) through 2(l)	$
(n) $ [5]
(o) $
(p) sum of clauses 2(n) and 2(o)	$
(q) clause 2(m) minus clause 2(p)	$

(3). Consolidated Net Leverage Ratio (clause 1(c) divided by clause (2)(q)):	:1.00

Maximum ratio permitted under Section 9.01(a) of the Credit Agreement:	3.50:1.00

[3]

Include unrestricted cash and Cash Equivalents of the Parent Guarantor, the Borrower and its Consolidated Restricted Subsidiaries that would appear on a consolidated balance sheet on the last day of the applicable Compliance Period in an aggregate amount not to exceed $75,000,000.

[4]	Clauses 2(b) through 2(l) to correspond to EBITDAX add-backs for the applicable Rolling Period in clauses (a)(i) through (a)(xi) of the definition thereof.
[5]	Clauses 2(n) and 2(o) to correspond to EBITDAX deductions for the applicable Rolling Period in clauses (b)(i) and (b)(ii) of the definition thereof.

Exhibit D

Section 9.01(b)	Current Ratio

(1) Current Assets		$
(2) Current Liabilities		$
(3) Current Ratio (clause (1) divided by clause (2))		:1.00

Minimum ratio required under Section 9.01(b)
of the Credit Agreement:		1.00:1.00

Exhibit D

EXHIBIT E

SECURITY INSTRUMENTS AS OF THE EFFECTIVE DATE

The Security Instruments in existence as of the Effective Date are as follows:

1.    That certain Guaranty and Collateral Agreement, dated as of the Effective Date, among the Credit Parties and the Administrative Agent.

2.    That certain Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, dated as of the Effective Date, from the Borrower and Whiting Resources Corporation, as Mortgagor, to the Administrative Agent, as Mortgagee, to be filed in certain counties in the State of North Dakota.

3.    That certain Mortgage, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, dated as of the Effective Date, from the Borrower, as Mortgagor, to the Administrative Agent, as Mortgagee, to be filed in certain counties in the State of Montana.

4.    That certain Mortgage, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, dated as of the Effective Date, from the Borrower, as Mortgagor, to the Administrative Agent, as Mortgagee, to be filed in certain counties in the State of Colorado.

5.    UCC-1 Financing Statements in respect of the foregoing items 1 and 2.

6.    Any certificates representing any Equity Interests constituting Collateral, together with appropriate transfer powers indorsed in blank.

7.    Account Control Agreement, dated as of the Effective Date, among the Administrative Agent and JPMorgan Chase Bank, N.A. granting the Administrative Agent control over Deposit Accounts, Commodity Accounts and Securities Accounts (other than Excluded Accounts) maintained by such Credit Parties at JPMorgan Chase Bank, N.A.

Unless otherwise defined herein, each capitalized term used in this Exhibit E has the meaning assigned to such term in that certain Credit Agreement, dated as of September 1, 2020, among the Borrower, the Parent Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time).

Exhibit E

EXHIBIT F

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]6]

3.	Borrower:	Whiting Oil and Gas Corporation, a Delaware corporation (the “Borrower”)

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

[6]	Select as applicable.

Exhibit F

5.	Credit Agreement:	Credit Agreement, dated as of September 1, 2020, among the Borrower, the Parent Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto

6.	Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[7]
	$	$	%
	$	$	%
	$	$	%

Effective Date:             , 20     (the “Effective Date”) [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit F

[Consented to and][8] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][9]

[ ], as Issuing Bank

By:
Name:
Title:

[Consented to:][10]

WHITING OIL AND GAS CORPORATION, a Delaware corporation

By:
Name:
Title:

[8]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[9]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.
[10]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit F

ANNEX 1

[                    ]11

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent Guarantor, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent Guarantor, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender or any of their respective Related Parties, (vi) is not a Defaulting Lender, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[11]	Describe Credit Agreement at option of Administrative Agent.

Exhibit F

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and the other parties to the Credit Agreement and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit F

EXHIBIT G-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS;

NOT PARTNERSHIPS)

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 1, 2020, among the Borrower, the Parent Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement).

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:
Date: , 20[ ]

Exhibit G-1

EXHIBIT G-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS;

NOT PARTNERSHIPS)

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 1, 2020, among the Borrower, the Parent Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement)..

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: , 20[ ]

Exhibit G-2

EXHIBIT G-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS;

PARTNERSHIPS)

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 1, 2020, among the Borrower, the Parent Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement).

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: , 20[ ]

Exhibit G-3

EXHIBIT G-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS;

PARTNERSHIPS)

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 1, 2020, among the Borrower, the Parent Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement).

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:
Date: , 20[ ]

Exhibit G-4

EXHIBIT H

FORM OF COMMITMENT INCREASE CERTIFICATE

[            ], 20[    ]

To:    JPMorgan Chase Bank, N.A., as Administrative Agent

Whiting Oil and Gas Corporation, a Delaware corporation (the “Borrower”), the Parent Guarantor, the Administrative Agent and the Lenders and other parties from time to time party thereto have heretofore entered into a Credit Agreement, dated as of September 1, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Commitment Increase Certificate is being delivered pursuant to Section 2.06(c)(ii)(J) of the Credit Agreement.

Please be advised that the undersigned Lender has agreed (a) to increase its Commitment under the Credit Agreement effective [            ], 20[    ] (the “Increase Effective Date”) from $[        ] to $[        ] and (b) that it shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents.

With reference to Section 2.06(c)(iii) of the Credit Agreement, the Borrower hereby confirms that [Check Applicable Box]:

☐	There are or, if the Increase Effective Date is after the date hereof, there will be, no Eurodollar Borrowings outstanding on the Increase Effective Date.

☐

There are or, if the Increase Effective Date is after the date hereof, there will be, Eurodollar Borrowings outstanding on the Increase Effective Date and the Borrower will pay any compensation required by Section 5.02 of the Credit Agreement on the Increase Effective Date.

The Borrower hereby represents and warrants that each condition set forth in Section 2.06(c)(ii) is satisfied with respect to the contemplated increase in the Total Commitment as of the Increase Effective Date.

Very truly yours,

WHITING OIL AND GAS CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit H

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:

Name:

Title:

Accepted and Agreed:

[Name of Increasing Lender]

By:

Name:

Title:

Exhibit H

EXHIBIT I

[FORM OF] ADDITIONAL LENDER CERTIFICATE

[            ], 20[    ]

To:    JPMorgan Chase Bank, N.A., as Administrative Agent

Whiting Oil and Gas Corporation, a Delaware corporation (the “Borrower”), the Parent Guarantor, the Administrative Agent and the Lenders and other parties from time to time party thereto have heretofore entered into a Credit Agreement, dated as of September 1, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Additional Lender Certificate is being delivered pursuant to Section 2.06(c)(ii)(K) of the Credit Agreement.

Please be advised that the undersigned Additional Lender has agreed (a) to become a Lender under the Credit Agreement effective [            ], 20[    ] (the “Additional Lender Effective Date”) with a Commitment of $[        ] and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents.

This Additional Lender Certificate is being delivered to the Administrative Agent together with (a) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 5.03(g) of the Credit Agreement, duly completed and executed by the Additional Lender, and (b) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender. [The [Borrower/Additional Lender] shall pay the processing and recordation fee payable to the Administrative Agent pursuant to Section 2.06(c)(ii)(K) of the Credit Agreement.]12

With reference to Section 2.06(c)(iii) of the Credit Agreement, the Borrower hereby confirms that [Check Applicable Box]:

☐	There are or, if the Additional Lender Effective Date is after the date hereof, there will be, no Eurodollar Borrowings outstanding on the Additional Lender Effective Date.

☐

There are or, if the Additional Lender Effective Date is after the date hereof, there will be, Eurodollar Borrowings outstanding on the Additional Lender Effective Date and the Borrower will pay any compensation required by Section 5.02 of the Credit Agreement on the Additional Lender Effective Date.

The Borrower hereby represents and warrants that each condition set forth in Section 2.06(c)(ii) is satisfied with respect to the contemplated increase in the Total Commitment as of the Additional Lender Effective Date.

[12]	Include, if applicable.

Exhibit I

Very truly yours,

WHITING OIL AND GAS CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit I

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A.,

As Administrative Agent

By:

Name:

Title:

Accepted and Agreed:

[Name of Additional Lender]

By:

Name:

Title:

Exhibit I

EXHIBIT J

[FORM OF] SOLVENCY CERTIFICATE

The undersigned hereby certifies that he/she is a Financial Officer of WHITING PETROLEUM CORPORATION, a Delaware corporation (the “Parent Guarantor”), and that as such he/she is authorized to execute this certificate on behalf of the Parent Guarantor and the Borrower. This Solvency Certificate is being delivered pursuant to Section 6.01(k) of the Credit Agreement, dated as of September 1, 2020, among the Borrower, the Parent Guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement).

The undersigned certifies on behalf of the Parent Guarantor and the Borrower (and not individually) that, as of the Effective Date, after giving effect to the Confirmation Order, the Plan of Reorganization, the Transactions and the other transactions contemplated to occur thereby and under the Credit Agreement and each Borrowing or issuance, amendment, renewal or extension of any Letter of Credit made on the Effective Date:

(a) the aggregate assets (after giving effect to amounts that would reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, exceed the aggregate Indebtedness and liabilities of the Borrower and the Guarantors on a consolidated basis;

(b) the Borrower and the Guarantors have not incurred and do not intend to incur, and do not believe that they have incurred, Indebtedness and liabilities beyond their ability to pay such Indebtedness or liabilities (after taking into account the timing and amounts of cash they reasonably expect could be received and the amounts that they reasonably expect could be payable on or in respect of their liabilities, and giving effect to amounts that would reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) as such Indebtedness and liabilities become absolute and mature; and

(c) the Borrower and the Guarantors, taken as a whole, do not have (and do not have reason to believe that they will have thereafter) unreasonably small capital for the conduct of their business.

WHITING PETROLEUM CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit J

EXHIBIT K

[FORM OF] PERFECTION CERTIFICATE

[            ], 20[    ]

Reference is hereby made to that certain Credit Agreement, dated as [                ], 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Whiting Oil and Gas Corporation, a Delaware Corporation (the “Borrower”), Whiting Petroleum Corporation (the “Parent Guarantor”), the Lenders, JPMorgan Chase Bank, N.A. as administrative agent (in such capacity, the “Administrative Agent”) and the other parties from time to time party thereto.

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned, a Responsible Officer of the Parent Guarantor and the Borrower, hereby certifies, as of the Effective Date, to the Administrative Agent and each other Secured Party, on behalf of the Parent Guarantor and the Borrower and each of the Guarantors (and not in any individual capacity) as follows:

1.    Names.

(a) The exact legal name of each Credit Party, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Credit Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the jurisdiction of formation for each Credit Party.

(b)    Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Credit Party has had in the past five (5) years, together with the date of the relevant change.

(c)    Set forth in Schedule 1(c) is a list of all other names used by each Credit Party, or any other business or organization to which each Credit Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, and on any filings with the Internal Revenue Service at any time within the five (5) years preceding the date hereof. Except as set forth in Schedule 1(c), no Credit Party has changed its jurisdiction of organization at any time during the past four (4) months.

2.    Current Locations.

(a) The chief executive office of each Credit Party is located at the address set forth in Schedule 2(a) hereto.

(b)    With respect to each Credit Party, set forth in Schedule 2(b) are (i) all locations where such Credit Party maintains any books or records relating to any Accounts Receivable, and (ii) the name and address of any Person other than a Credit Party that has possession of any Collateral (indicating whether such Person holds such Collateral subject to a Lien (including warehousemen’s, mechanics’ and other statutory liens)).

Exhibit K

3.    Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Credit Party in the ordinary course of business or consists of goods which have been acquired by such Credit Party in the ordinary course of business from a person in the business of selling goods of that kind.

4.    UCC Filings. UCC financing statements have been prepared for filing in the proper UCC filing office in the jurisdiction in which each Credit Party is organized and, to the extent any of the Collateral is comprised of fixtures, in the proper local jurisdiction, in each case with respect to such Credit Party. Set forth on Schedule 4 is a true and correct list of each such UCC filing office or county recorder’s office in which such filing is to be made

5.    Stock Ownership and Other Equity Interests.

(a) Attached hereto as Schedule 5(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Credit Party and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Guaranty and Collateral Agreement.

(b)    Set forth in Schedule 5(b) is each equity investment of each Credit Party that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Guaranty and Collateral Agreement.

6.    Instruments and Tangible Chattel Paper. Attached hereto as Schedule 6 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Credit Party, including all intercompany notes between or among any two or more Credit Parties or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Guaranty and Collateral Agreement.

7.    Commercial Tort Claims. Attached hereto as Schedule 7 is a true and correct list of all Commercial Tort Claims (as defined in the Guaranty and Collateral Agreement) held by each Grantor, valued at over $1,000,000 individually or in the aggregate, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Guaranty and Collateral Agreement.

8.    Letter-of-Credit Rights. Attached hereto as Schedule 8 is a true and correct list of all Letters of Credit with a fair market value in excess of $1,000,000 individually or in the aggregate issued in favor of each Credit Party.

Exhibit K

9.    Securities Accounts, Deposit Accounts and Commodity Accounts.

(a) Attached hereto as Schedule 9(a) is a true and correct list of all securities accounts in which each Credit Party customarily maintains securities or other assets, including the name and address of the intermediary institutions and the type of account.

(b)    Attached hereto as Schedule 9(b) is a true and correct list of all depositary accounts maintained by each Credit Party, including the name and address of the depositary institution and type of account.

(c)    Attached hereto as Schedule 9(c) is a true and correct list of all commodity accounts maintained by each Credit Party, including the name and address of the depositary institution and type of account.

[The remainder of this page has been intentionally left blank]

Exhibit K

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

WHITING PETROLEUM CORPORATION, a Delaware Corporation

By:
Name:
Title:

Exhibit K

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	State of Formation

Exhibit K

Schedule 1(b)

Prior Organizational Names

Entity	Prior Legal Name	Date Changed

Exhibit K

Schedule 1(c)

Changes in Corporate Identity; Other Names

Entity	Prior Legal Name

Exhibit K

Schedule 2(a)

Chief Executive Offices

Grantor	Address

Exhibit K

Schedule 2(b)

Location of Books and Records

Grantor	Address of Books and Records

Exhibit K

Schedule 3

Extraordinary Transactions

Loan Party/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Exhibit K

Schedule 4

UCC Filings

Exhibit K

Schedule 5(a)

Stock Ownership

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Exhibit K

Schedule 5(b)

Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Exhibit K

Schedule 6

Instruments and Tangible Chattel Paper

1. Promissory Notes.

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2. Chattel Paper.

Exhibit K

Schedule 7

Commercial Tort Claims

Exhibit K

Schedule 8

Letter of Credit Rights

Exhibit K

Schedule 9(a)

Securities Accounts

Owner	Type of Account	Bank or Intermediary	Account Number

Exhibit K

Schedule 9(b)

Deposit Accounts

Owner	Type of Account	Bank or Intermediary	Account Number

Exhibit K

Schedule 9(c)

Commodity Accounts

Owner	Type of Account	Bank or Intermediary	Account Number

Exhibit K

EXHIBIT L

PLAN OF REORGANIZATION

[incorporated by reference to Exhibit 2 of Whiting’s Current Report on Form 8-K filed on September 1, 2020]

Exhibit L